As filed with the Securities and Exchange Commission on December 27, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MMC ENERGY, INC.
(Name of small business issuer in its charter)

Delaware	4991	98-0493819
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

26 Broadway, Suite 907
New York, New York 10004
(212) 977-0900

(Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

Karl W. Miller
Chief Executive Officer
26 Broadway, Suite 907
New York, New York 10004
Tel: (212) 977-0900
Fax: (212) 785-7640

(Name, address and telephone number of agent for service)

Copy to:

John Edwin Depke, Esq.
Daniel I. Goldberg, Esq.
DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020-1104
Tel: (212) 335-4500

Fax: (212) 335-4501

Approximate Date of Proposed Sale to the Public: From time to time as determined by the selling stockholders after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	12,000,968	$1.085	$13,021,051	$1,394

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of determining the amount of the registration fee, based on the average of the high and low sale price of the common stock as reported by the OTC Bulletin Board on December 26, 2006 in accordance with Rule 457(c) under the Securites Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 27, 2006
Prospectus

MMC Energy, Inc.

12,000,968 shares of common stock

This prospectus relates to the offering by the selling stockholders of MMC Energy, Inc. of up to 12,000,968 shares of our common stock. We are registering the offer and sale of the common stock to satisfy registration rights we have granted to the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.” We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all of their selling commission, brokerage fees and related expenses. The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933. See “Plan of Distribution.”

Our common stock is quoted on the OTC Bulletin Board under the symbol “MMCN.OB.” On December 26, 2006, the last reported sales price of our common stock was $1.12 per share.
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Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider risks described in the Risk Factors beginning on page 7 of this prospectus.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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This prospectus is dated ___________, 2007

TABLE OF CONTENTS

Page

SUMMARY	1
RISK FACTORS	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	18
USE OF PROCEEDS	19
PRICE RANGE OF COMMON STOCK	19
DIVIDEND POLICY	19
SELECTED CONSOLIDATED FINANCIAL DATA	20
SELLING STOCKHOLDERS	22
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	30
BUSINESS	37
MANAGEMENT	49
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	57
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	58
DESCRIPTION OF CAPITAL STOCK	59
PLAN OF DISTRIBUTION	63
LEGAL MATTERS	66
EXPERTS	66
WHERE YOU CAN FIND MORE INFORMATION	66
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
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i

SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and our financial statements and the notes thereto included elsewhere in this prospectus.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “MMC Energy” “we,” “us,” and “our,” refer to MMC Energy, Inc., a Delaware corporation, and its subsidiaries, and its predecessor in interest, MMC Energy North America LLC, a Delaware limited liability company.

Our Company

We are an energy management company formed in February 2005 to acquire and actively manage power generation assets in the United States. Our mission is to acquire a portfolio of small to mid size, or below 250 megawatt per asset, power generation assets, while creating long-term value through structuring disciplined acquisitions and efficiently managing those assets. We currently own three power generation assets in California and are pursuing additional acquisitions of small to medium-sized power generating facilities primarily in California, Texas, the Mid-Atlantic and the Northeastern United States.

We create long-term value by focusing on three core principals:

•	Acquiring power generation assets at a discount;

•	Restructuring operations to maximize plant efficiency; and

•	Structuring sales and costs to optimize financial performance.

Market Opportunity

We believe that the U.S. power generation sector is fragmented, particularly smaller generating assets, or assets generating less than 250 MW per asset. Such assets are generally “below the radar” of the larger, sophisticated acquirers, and often require additional up front investment and restructuring to realize their full value. Accordingly, we believe the competition for these assets to be significantly less intense, such that they can be acquired at a discount to comparable pricing for larger, well-managed assets. Our strategy is to acquire these smaller assets at a discount

Some of the owners and financiers of these assets have experienced financial distress, which has led to a number of bankruptcies, debt restructurings, asset repossessions by lenders and asset sales. We expect that these companies will continue to divest assets at discounted prices to obtain liquidity and retire project debt, leading to a substantial number of high-quality assets that are available for sale.

We believe additional deal flow will be derived from mergers of large utilities that will require divestitures in regions where the combined entity would otherwise exert excessive market power. Additionally, many assets are held by financial investors who have relied on long-term fixed contracts for revenues, fuel supply and operations to shield them from operation risk. As those profitable contracts expire, we expect that financial owners generally will seek to liquidate their investment.

Our Solution

We strive to create long-term value from acquisitions through restructuring operations to maximize efficiency and profitability. Our targeted plants often have significant operating challenges that are complex. Leveraging our industry and operating expertise, we add value to our assets by solving operating challenges in a cost effective manner. An example of this approach is the purchase of new capital equipment or the re-commissioning of an idle plant. We believe these contributions result in additional value creation.

In addition to restructuring operations, we focus on maximizing our plant’s profitability, while minimizing market-based risk. Our targeted assets compete in the unregulated wholesale markets for power and may lack the stability of long-term contracts at fixed prices for both revenues and fuel costs, typically natural gas or coal. Assets without long-term contracts require an experienced owner, operator and risk manager capable of executing and administering the necessary oversight and controls. On the cost side, we believe that such assets are often burdened with a high cost structure, which include high labor costs, outdated utility supply agreements, and out-of-the-money tax treatments. We believe that we can realize value through restructuring a plant's fuel supply, power off-take, operations and maintenance, and repair and overhaul contracts, and re-aligning a plant’s cost structure to its market-based environment.

We have launched our strategy with our acquisition in January 2006 of two generating facilities in Chula Vista and Escondido, California, both of which are located in the San Diego region. This acquisition provided entry to the California wholesale power and electricity market. We acquired the formerly idle facilities for what we believe to be a discounted value and believe the facilities are likely to appreciate substantially in value following their repair and re-commissioning. We fully re-commissioned the facilities and began earning revenues on June 12, 2006. In November 2006, we acquired Mid-Sun, a 22 MW facility near Bakersfield, California.

We expect further value to be added through expanding one or more of our existing facilities. The Chula Vista facility was originally developed with a view toward supporting two distinct generating units with up to 100 MW of capacity, presenting an attractive re-powering opportunity. We are planning to construct a new 94 MW plant on the site in place of the existing facility, which will be significantly more efficient, requiring less fuel to produce each megawatt-hour of power. The Escondido facility may also be re-powered with similar more efficient equipment, but may not support the same capacity increase due to space limitations. The recently acquired Mid-Sun facility was originally built as a co-generating facility, providing both steam and power, and has the potential to be rebuilt as such should a local industrial customer provide a long-term contract to support the expansion.

Corporate Information

MMC Energy, Inc. was originally incorporated in Nevada under the name High Tide Ventures, Inc. on February 13, 2003. On May 3, 2006, High Tide Ventures changed its name to MMC Energy, Inc. On May 15, 2006, a wholly-owned subsidiary of MMC Energy, Inc. merged with and into MMC Energy North America LLC, a Delaware limited liability company. Prior to this merger, MMC North America LLC acquired the power generating facilities located in Chula Vista and Escondido, California and otherwise conducted our current business as described throughout this prospectus. Prior to this merger, MMC Energy, Inc. (the Nevada corporation) did not conduct meaningful operations. As a result of the merger, MMC Energy, Inc. thus acquired the business of MMC Energy North America LLC, including the power generating facilities, and the former members of MMC Energy North America LLC received shares of common stock of MMC Energy, Inc. On September 22, 2006, we reincorporated as a Delaware corporation by means of a merger of the existing Nevada corporation with and into MMC Energy, Inc., a newly-formed Delaware corporation.

Our principal executive offices are located at 26 Broadway, Suite 907, New York, New York 10004. The telephone number at our principal executive offices is (212) 977-0900. Our website address is www.mmcenergy.com. Information contained on our website is not deemed part of this prospectus.

Summary of the Offering

Common stock currently outstanding (1)	47,688,756 shares

Common stock offered by the selling stockholders	12,000,968 shares

Common stock oustanding after this offering	47,688,756 shares

Use of Proceeds	We will not receive any proceeds from the sale of our common stock.

OTC Bulletin Board Trading Symbol	MMCN.OB

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(1) Includes the 12,000,968 shares of our common stock offered by the selling stockholders.

The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 26, 2006, and does not include:

•	1,070,000 shares of common stock issuable upon the exercise of outstanding options, at a weighted average exercise price of $1.00 per share;

•	450,000 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $0.01 per share; and

•	3,930,000 shares of common stock reserved for future issuance under our 2006 Stock Incentive Plan.

Summary Financial Data

The following table sets forth our summary consolidated balance sheet data as of September 30, 2006 and our consolidated statements of operations data for the period from February 7, 2005 (date of inception) through December 31, 2005, and for the nine months ended September 30, 2006 and for the period from February 7, 2005 (date of inception) through September 30, 2005. You should read the following summary consolidated financial data together with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus. The summary consolidated statements of operations data for the period from February 7, 2005 through December 31, 2005 has been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States. The summary consolidated balance sheet data as of September 30, 2006 and the summary consolidated statements of operations data for the nine months ended September 30, 2006 and for the period from February 7, 2005 (date of inception) through September 30, 2005 are derived from our unaudited interim financial information included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods and are prepared on the same basis as the audited financial statements. Historical results are not necessarily indicative of the results of operations to be expected for future periods, and interim results may not be indicative of results for the remainder of the year.

	Nine Months Ended September 30, 2006	February 7, 2005 (date of inception) to September 30, 2005	February 7, 2005 (date of inception) to December 31, 2005
Consolidated Statements of Operations Data:
Operating revenues:
Energy production	$712,320	$-	$-
Ancillary Services	1,693,853	-	-
Resource adequacy capacity	380,000
Total operating revenues	2,786,173	-	-
Costs of sales:
Costs of energy production	345,266	-	-
Costs of ancillary services	353,050	-	-
Costs of resource adequacy capacity	25,000	-	-
Total costs of sales	723,317	-	-
Gross Profit	2,062,856	-	-
Operating Expenses:
Operations and maintenance	1,442,501	-	-
Re-commissioning expenses	2,155,796	-	-
General and administrative expenses	3,109,987	-	20,856
Total operating expenses	6,708,284	-	20,856
Income (loss) from operations	(4,645,428)	-	(20,856)
Other (expenses) income:
Other expenses, net	(131,423)	-	(2,369)
Total other expense	(131,423)	-	(2,369)
Net Income (Loss) before provision for income taxes	(4,776,851)	-	(23,225)
Provision for income taxes	-	-	-
Net income (loss)	(4,776,851)	-	(23,225)

Basic income (loss) per common share
Net income (loss) per share	$(0.13)	$-	$(0.02)

Weighted average shares outstanding	35,712,498	-	1,411,013

Diluted income (loss) per common share
Net income (loss) per share	$(0.13)	$-	$(0.02)

Weighted average shares outstanding	35,712,498	-	1,411,013

Consolidated Balance Sheet Data:	As of September 30, 2006
Cash and cash equivalents	$10,309,684
All other assets	4,130,733

Total assets	14,440,417

Current liabilities	1,636,419
Long-term debt	2,481,468
Deferred tax liability	-
Total liabilities	4,117,887
Stockholders’ equity
Common Stock; 300,000,000 shares authorized with 47,688,756 issued and outstanding as of September 30, 2006, $.001 par value	47,689
Additional paid in capital	15,074,917
Accumulated deficit	(4,800,076)
Total stockholders’ equity	10,322,530
Total liabilities and stockholders’ equity	14,440,417

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks below before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to the Company

Our limited operating history makes evaluation of our business difficult.

We began our business in January 2006 with our acquisition of two power generation facilities, which we then re-commissioned and brought online in June 2006. Since then, we have acquired an additional power generating facility, which we have begun re-commissioning, and we are actively seeking additional facilities to acquire. Investors should evaluate our company in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing power generation facilities. In light of our short history of operations, it may be difficult for you to make an evaluation of our business prospects.

Our business depends on the implementation of our business plan, including the future expansion of the power generation facilities we already own and our ability to make future acquisitions of additional facilities. Our efforts may not ultimately be successful or result in profits. You may lose your entire investment if we do not succeed.

Our current plans to re-power our power generating facility in Chula Vista, California could materially and adversely affect our financial health.

We are currently in the planning process for a re-powering of our facility located in Chula Vista, California. This is a complicated project that requires the commitment of substantial financial resources in excess of our current cash balances, as well as various governmental approvals. We may not succeed in obtaining the funds necessary to complete the project on acceptable terms or at all. Moreover, the terms of any related financing may be dilutive to our current stockholders or have other terms that are unfavorable to our stockholders. We may not receive the necessary governmental approvals to complete the project. Should the foregoing risks materialize, it would have a material and adverse effect on our financial condition and results of operations.

We may be unable to generate sufficient operating cash flow necessary to maintain our business.

In order to execute our business plan, we must enter into long-term purchase agreements for our generating capabilities. In the absence of appropriate purchase agreements from creditworthy parties, our economic model will be significantly impaired by lower than anticipated demand or price for our output. This risk is particularly acute in the early years of our operating life when debt service obligations may be high. Our failure to generate sufficient operating cash flow may lead to financial default, which could result in the failure of our business and loss of your entire investment. We may not succeed in entering into adequate long-term purchase agreements or that, if we do enter such agreements, that they will adequately mitigate credit, energy demand or price risks. The economics of our existing power generation facilities and future projects may be adversely affected by higher than anticipated operating costs which would affect our profitability.

We may not be able to effectively manage our growth, which would prevent us from executing our business plan and our cash flows would be harmed.

Our strategy envisions expanding our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. If we are unable to manage our growth and operations, our financial results could be adversely affected.

We are subject to significant commodity pricing risk which may affect the volatility of our financial results.

We are subject to risks associated with the wholesale power business including the price and supply of fuel, competition from new sources of generation, excess generation capacity and demand for power, all of which impact the price for power. There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond our control. Our inability or failure to effectively hedge our assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair our future financial results. In keeping with industry trends, our power generation facilities may operate wholly or partially without long-term power purchase agreements. As a result, power from these facilities may be sold on the spot market or on a short-term contractual basis, which may affect the volatility of our financial results.

We may be unable to adequately maintain our operating facilities due to general operating risks and hazards customary to the power generation industry.

Our financial performance is subject to numerous technical and operational risks, including:

o	performance below expected levels of output or efficiency;

o	interruptions in fuel supply;

o	disruptions in the transmission of electricity;

o	curtailment of operations due to transmission constraints;

o	breakdown or failure of equipment or processes;

o	imposition of new regulatory or environmental requirements, new requirements to obtain additional or modified permits to operate our facilities or violations of existing requirements;

o	employee work force factors, including strikes, work stoppages or labor disputes;

o	operator error; and

o
catastrophic events such as terrorist activities, fires, tornadoes, earthquakes, explosions, floods or other similar occurrences affecting power generation facilities or the transmission and distribution infrastructure over which power is transported.

In addition, our business may depend upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, our ability to sell and deliver our wholesale power may be limited. These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of or damage to the environment, and suspension of operations. The occurrence of one or more of the events listed above could significantly increase the costs of operating our power generating facilities, and could also result in us being named as a defendant in lawsuits asserting claims for substantial damages, potentially including environmental cleanup costs, personal injury, property damage, fines and penalties. An increase in the costs of operating our power generating facilities could decrease or eliminate funds available to meet our obligations as they become due and could have a material adverse effect on us.

We are subject to rules and regulations which are costly to comply with and subject to change.

Our revenues depend predominantly on the California Independent System Operators’, or CAISO, requirements for electricity to meet demand, and its rules and regulations for providing such electricity. A portion of our revenue depends on successfully bidding to provide reserve generation capability, and the remainder depends on negotiating to provide other ancillary services demanded by CAISO. Accordingly, CAISO’s forecasts on required energy needs in the California power market can significantly impact our earnings potential. Our business could be materially and adversely affected as a result of any changes to CAISO’s market rules and regulations that impose more comprehensive or stringent requirements on our power generating facilities. Our facilities may not meet such future requirements.

For example, the CAISO issued a market notice in September 2006 changing the definition of spinning reserves that called into question our continued compliance with the new rules. The market notice was declared ineffective by the Federal Regulatory Energy Commission, or FERC, as the CAISO did not follow proper protocols for issuing the notice, which include allowing market participants, such as our Company, the chance to comment. The CAISO may reissue a similar notice in the future following proper protocols, which could result in a material adverse impact on our operations and revenues should it become effective and then determined that we no longer qualify to provide this service.

In addition, we may acquire power generating assets in regions controlled by Independent System Operators, or ISOs, other than CAISO. Such ISOs, while having a similar mandate, each have their own specific rules to follow. We may not meet such additional rules.

Failure to comply with any environmental, permitting and regulatory laws enforced by local, state and federal agencies covering territories in which we may invest in the future could have adverse effects on us, including imposition of cleanup liens and fines and expenditures to bring our facilities into compliance.

If certain substances that are regulated under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, were discovered in the soil or groundwater of our facilities’ sites, we could be responsible for the investigation and removal of such substances. Although we did not assume liability under the real estate lease on which our Chula Vista facility is located for conditions existing on the site prior to the term of the lease, responsibility for costs of the investigation or removal of certain substances nonetheless may be imputed to us under CERCLA.

Our failure to obtain permits necessary to operate our facilities could have a material adverse effect on our operations and revenues.

We are responsible for obtaining various permits and other regulatory approvals required for the operation of our power generating facilities. The renewal, extension or obtaining of permits and approvals for the facilities, including those required to re-power the Chula Vista facility as currently contemplated, may be subject to contest or appeal under federal or state law. Delay in obtaining or maintaining in full force and effect any such permits and approvals could prevent the operation of the facilities, sales of power, or deliveries of fuel to the facilities or could result in fines or other additional costs. If any such failure, contest or appeal occurs and the contest or appeal is finally determined adversely to us, such determination may materially and adversely affect our financial results.

We will be subject to the statutory and regulatory requirements applicable to us and the assets that we own or operate. These requirements will include those imposed by zoning, environmental, safety, labor and other regulatory or political authorities. Failure to obtain or a delay in the receipt of relevant governmental permits or approvals, including, where applicable, appropriate enabling legislation, could hinder our operations and cause us to incur fines or additional costs. Permits and approvals may be costly and time-consuming to obtain. Moreover, the adoption of new laws or regulations, or changes in the interpretation of existing laws or regulations or changes in the persons charged with political oversight, could have a material adverse effect upon us.

We will require additional capital to fund our operations and capital expenditures, which may not be available to us.

We will need additional capital in the future to execute our business plan, which capital may not be available on reasonable terms or at all. We will need to raise additional funds through debt or equity financings in order to meet our various growth objectives including but not limited to:

o	acquisitions of new assets;

o
making capital improvements to our power generating facilities, including the re-powering of our facility located in Chula Vista, California, which is described below in our discussion of our business strategy;

o	making unexpected major repairs or overhauls;

o	complying with regulatory requirements such as licensing and registration; or

o	maintaining compliance with applicable laws.

We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. Furthermore, future financings are likely to be dilutive to our stockholders, as we will most likely issue additional shares of common stock or other equity to investors in future financing transactions. In addition, debt and other mezzanine financing may involve a pledge of assets and may be senior to interests of equity holders.

Our ability to obtain needed financing may be impaired by such factors as the state of capital markets, both generally and in the energy industry in particular, our status as a new enterprise without a demonstrated operating history, or the loss of key management. Further, if energy prices decrease, then our revenues will likely decrease, and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations.

We target investments in high-risk projects and we may fail to achieve a return on these investments.

We target power assets that are undergoing construction, operational, financial or other difficulties, including projects that are in default under their financing documentation or other agreements. While such power assets may present opportunities to be purchased at a substantial discount, such assets may not result in a return on the investment in such asset. Investments in troubled assets generally will require greater time commitments on the part of our management and carry a greater risk that the relevant asset may fail. In addition, our management could underestimate the amount of time and/or money necessary to complete or rehabilitate a project or asset. This could have a material adverse effect on our financial position and results of operations, or even cause our company to fail, which in turn would result in a complete loss of your investment.

We may be unable to find and consummate suitable investments, which would adversely affect our growth prospects.

Our growth prospects depend largely on the ability of our management to source, screen, select and make investments that we believe meet our investment strategy, guidelines and policies. The availability of such opportunities will depend upon, among other things, financial, market, business and economic conditions and governmental policies. We may not be able to identify and consummate a sufficient number of opportunities to achieve our growth objectives, or to diversify our investments, even to the limited extent described herein.

The demand for electricity follows seasonal weather patterns and is dependent on weather conditions which may cause fluctuations in our revenues and cash flows.

The demand for electricity follows broad seasonal demand patterns, with peak demand in summer months to run residential and commercial air conditioning units. Accordingly, prices for electricity, as well as the related ancillary services, are highest during the summer months. Our existing facilities in California are considered peaking facilities. These facilities are typically called to run only during peak seasonal periods. Accordingly, our revenues to date have been seasonal and we expect them to remain so for the foreseeable future.

We face intense competition from companies with greater financial resources than we have.

We compete for investments against other groups, including other independent power producers, private equity investment and hedge funds, large and well-capitalized industrial groups, project developers and operators, contractors, equipment suppliers, commercial, investment and merchant banks, and insurance and reinsurance companies, many of which will have greater resources than us. It is possible that competition for appropriate investment opportunities may further increase, thus reducing the number of opportunities available and adversely affecting the terms upon which investments can be made.

Furthermore, such other groups could finance new projects that compete in the local markets in which our facilities or planned projects are expected to operate. Such new projects could compete in the wholesale market with and impact the long-term profitability of our assets.

Newer plants owned by our competitors may be more efficient than our facilities. This may put some of our facilities at a competitive disadvantage to the extent that our competitors are able to produce more power from each increment of fuel than our facilities are capable of producing.

Some of our competitors, including many regulated utilities, have a lower cost of capital than we do and often are able to recover fixed costs through “rate based” mechanisms, by charging prices for the power they produce that are not wholly dependent on the current market price for power. This allows these competitors to build, buy and upgrade generation assets without relying exclusively on market clearing prices to recover their investments. This could adversely affect our ability to compete effectively in the markets in which those entities operate.

Our ability to take certain actions may be restricted by the terms of our indebtedness.

The covenants in our debt documents may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. These covenants limit or restrict our ability and the ability of our subsidiaries, under certain circumstances, to:

o	incur additional debt;

o	pay dividends and make distributions;

o	repurchase our common stock or subordinated indebtedness prior to maturity;

o	make certain investments;

o	create liens on our assets;

o	transfer or sell our assets;

o	enter into transactions with our affiliates;

o	issue or sell stock of our subsidiaries; or

o	merge or consolidate.

These restrictions may significantly impede our ability to take advantage of business opportunities as they arise, grow our business or compete effectively.

We may be unable to attract and retain key personnel, which could prevent us from achieving our business plan.

Our success depends in large part on the performance of our managers, officers and other personnel and our ability to retain individuals with the relevant expertise to successfully manage our business, including our Chief Executive Officer, Karl W. Miller. The unplanned loss of any key personnel, particularly Mr. Miller, or the material diversion of the time commitment of such personnel to matters other than those relating to our business could have a material adverse effect on our performance.

We are highly dependent on third-parties to operate our facilities and business.

We are dependent upon third parties to, among other things:

o	provide energy management services;

o	provide operations and maintenance support; and

o	provide fuel and other goods and services necessary for our facilities to generate electrical energy.

We depend upon third parties to provide energy management services, operations and maintenance support and to transport natural gas. Any material breach of the contracts by any of the above third parties could adversely affect our ability to profitably operate our power generating facilities. The third parties also have the right to terminate or withhold payments or performance upon occurrence of certain events specified in mutually agreed upon contracts. In addition, bankruptcy or insolvency of a third party could also result in nonperformance or nonpayment of such party’s obligations to us and could adversely affect our operations and revenues.

We cannot guarantee an adequate supply of natural gas to operate our facilities, which may result in reduced operating levels, increased costs or a complete shutdown of our facilities.

Our facilities are dependent upon natural gas for their fuel supply, and a substantial portion of our operating expenses will consist of the costs of obtaining natural gas. Our business is subject to changes in fuel costs, which may negatively affect our financial results and financial position by increasing the cost of producing power. The fuel markets can be volatile, and actual fuel prices may differ from our expectations. We are subject to the risks of supply interruptions, transportation cost increases, and fuel price volatility. In addition, fuel deliveries may not match energy sales, due in part to the need to purchase fuel inventories in advance for reliability and dispatch requirements. The price at which we can sell our energy may not rise or fall at the same rate as the corresponding rise or fall in fuel costs. These risks could result in reduced operating levels, increased costs or, possibly, a complete shutdown of our facilities.

Future acquired power plants will be subject to risks particular to new development or expansion projects, which may materially and adversely affect our financial results.

We may invest in new development or material expansion projects. Investing in projects of the type contemplated by our investment strategy; such as the Chula Vista re-powering project, entails the assumption of project risks usually without recourse to the general credit of a project sponsor. Such project risks include (without limitation) construction, environmental, regulatory, permitting, commissioning, start-up, operating, economic, commercial, political and financial risks. A portion of our investments may be in projects involving risks of failure to obtain or substantially delay obtaining:

o	needed regulatory, environmental or other approvals or permits;

o	financing; or

o	suitable construction, equipment supply, operating and off-take contracts.

The projects in which we invest may not operate profitably and/or generate cash flow sufficient to service our debt or provide a return on or recovery of amounts invested. Many of these risks are prevalent in operating company investments, as an operating company’s performance may be dependent on the performance of one or more specified projects or specified industry sectors.

We may enter into financial contracts that expose us to substantial credit risk.

We may enter into financial contracts with third parties in connection with contingent risk transfers or hedging arrangements to mitigate our commodity price risk. Many, if not all, of the financial contracts with third parties are expected to be illiquid or non-transferable and non-investment grade or non-rated. We will be exposed to the risk that counterparties will not perform their obligations, which would have a material and adverse effect on our financial condition and results of operations.

We may not be able to hedge market risks effectively which would reduce our earnings and cash flows.

Our business exposes us to market risks through our ownership and operation of power generation facilities. These market risks include volatility arising from the timing differences associated with buying fuel, converting fuel into energy and delivering energy to a buyer. We plan to use forward contracts and derivative financial instruments, such as futures contracts and options, to manage market risks and exposure to fluctuating electricity and fuel prices. These activities, although intended to mitigate our exposure, expose us to other risks, including misjudgments by us when executing this hedging strategy.

The effectiveness of our hedging activities may depend on the amount of working capital available to post as collateral in support of these transactions, either in support of performance guarantees or as a cash margin. The amount of credit support that must be provided typically is based on the difference between the price of the commodity in a given contract and the market price of the commodity. Significant movements in market prices can result in a requirement to provide cash collateral and letters of credit in very large amounts. Without adequate liquidity to meet margin and collateral requirements, we could be exposed to the following:

o
a reduction in the number of counterparties willing to enter into bilateral contracts, which would result in increased reliance on short-term and spot markets instead of bilateral contracts, increasing our exposure to market volatility; and

o	a failure to meet a margining requirement, which could permit the counterparty to terminate the related bilateral contract early and demand immediate payment for the replacement value of the contract.

As a result of these and other factors, we cannot predict with precision the effect that risk management decisions may have on our businesses, operating results or financial position.

We have debt obligations which we may not be able to service.

We have obtained debt financing of $3,000,000, with a $500,000 line of credit, from a commercial lender. The lender has a security interest in our Chula Vista and Escondido facilities. We also intend to use leverage and incur additional debt in order to pursue our growth strategy.

Leverage has the effect of potentially increasing our losses. If our operating cash flows are less than the required interest and principal payments on the borrowings, our value, and thus the value of our net assets, may decrease or, in extreme cases, the lender could foreclose on the assets securing the loan and stockholders could suffer a total loss of their investment. Moreover, any material increase in interest rates and/or risk margins could have a detrimental effect on our earnings, to the extent not adequately hedged. Accordingly, any events that adversely affect our value may be magnified to the extent we are leveraged.

Because of our debt, we run the risk that we might not have sufficient cash to service our indebtedness and that our existing debt and future debt could limit our ability to grow our business, to compete effectively or operate successfully under adverse economic conditions. If our cash flows and capital resources are insufficient to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our debt.

Our Chula Vista and Escondido facilities secure our existing bank financing, and future assets acquired will likely secure any new debt obligations and could be foreclosed upon under certain circumstances, including any unremedied default pursuant to the loan documentation.

Risks Related to Ownership of Our Common Stock

The price for shares of our common stock quoted on the over-the-counter bulletin board may not be indicative of their fair value.

The shares of our common stock are currently quoted on the Over-the-Counter Bulletin Board, or OTCBB. The trading volume for shares of our common stock historically has been limited. From May 15, 2006 through December 26, 2006, the last trading day before we filed the registration statement of which this prospectus forms a part, the average daily trading volume of our shares of common stock has been approximately 137,000 shares. During this period, the market price of our shares of common stock has ranged from $3.40 to $1.00. On December 26, 2006, the closing price per share of our common stock as quoted on the OTCBB was $1.12. Prior to May 15, 2006 we did not engage in significant business activities. Although the trading volume of our common stock has increased since May 15, 2006, the prices at which our common stock has been quoted since that time may not be indicative of their fair value. If you purchase shares of our common stock, you may not be able to resell those shares at or above the price you paid for them.

In addition, an active public trading market may not develop after completion of this offering, or if developed, may not be sustained. Securities analysts may not initiate or maintain coverage of our company and our common stock, which could further reduce interest and trading volume in our shares.

The market price of our common stock may be highly volatile and subject to wide fluctuations.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

o
dilution caused by our issuance of additional shares of common stock and other forms of equity securities which we expect to make in connection with future capital financings to fund our operations and growth and to attract and retain valuable personnel;

o	announcements of acquisitions of new power plants, material expansions or other business initiatives by our competitors;

o	changes in the market for electricity and/or in the capital markets generally; and

o	changes in the social, political and/or legal climate in the region in which we operate.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

o	quarterly variations in our revenues and operating expenses;

o	changes in the valuation of similarly situated companies, both in our industry and in other industries;

o	changes in analysts’ estimates affecting our company, our competitors and/or our industry;

o	changes in the accounting methods used in or otherwise affecting our industry;

o	additions and departures of key personnel;

o	announcements of technological innovations or new products available to the power generation industry;

o	fluctuations in interest rates, exchange rates and the availability of capital in the capital markets; and

o
significant sales of our common stock, including sales by the investors following registration of the shares of common stock under the registration statement of which this prospectus is a part and/or future investors in future offerings may make to raise additional capital.

These and other factors are largely beyond our control, and the impact of these risks, singularly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operation and financial condition.

Our operating results may fluctuate significantly, and these fluctuations may cause our stock price to decline.

Our operating results will likely vary in the future primarily from fluctuations in our revenues and operating expenses, including the coming to market of electricity that we generate, expenses that we incur, the price of electricity and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

Our common stock may be considered “a penny stock” and may be difficult to sell.

The SEC adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the OTCBB, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Our principal stockholders will have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our officers and directors control 24.9% of our outstanding common stock. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain any future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future. We may also be restricted from paying dividends under the terms of future debt financings.

Our management team does not have extensive experience in public company matters.

Our management team has had limited public company management experience, which could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws including filing required reports and other information required on a timely basis. Our management may not be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Future sales of our common stock could reduce our stock price.

Upon the closing of this offering, approximately 12,000,968 shares of common stock will be freely tradeable without restriction or further registration under the Securities Act. Sales by stockholders of substantial amounts of our shares, or the perception that these sales may occur in the future, could affect materially and adversely the market price of our common stock. The shares that the selling stockholders are offering for sale in this offering will be freely tradeable immediately following this offering. As of December 26, 2006, there were 1,070,000 options to purchase shares of our common stock outstanding with a weighted average exercise price per share of $1.00 and 450,000 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $0.01 per share. Except for shares held by our affiliates, the shares underlying these options will be freely tradeable upon exercise of any vested options after we have filed a Form S-8, which we intend to do in the near future. Currently, we have an additional 3,930,000 shares of common stock reserved for the grant of additional options or other equity awards under our 2006 Stock Incentive Plan. The market price of our common stock could drop significantly if the holders of shares sell them or are perceived by the market as intending to sell them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," “anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we do not know whether we can achieve positive future results, levels of activity, performance, or goals. Actual events or results may differ materially. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form SB-2, of which this prospectus is a part, that we have filed with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of our common stock. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our common stock was first cleared for quotation on the OTCBB on May 15, 2006, but prior to May 15, 2006, such trades were in the shares of a public company with which we merged on that date. Our stock trades under the symbol “MMCN.OB.” Prior to that date, there was no public market for our common stock. On December 26, 2006, the last reported sales price of our shares on the OTCBB was $1.12. The following table sets forth the high and low bid quotations of our common stock for the periods indicated. These quotations reflect prices between dealers and do not include retain mark-ups, mark-downs, and commissions and may not necessarily represent actual transactions.

Year Ended December 31, 2006	High	Low
Second Quarter (beginning May 15, 2006)	$3.40	$1.20
Third Quarter	$3.00	$1.97
Fourth Quarter (through December 26, 2006)	$2.40	$1.00

As of December 26, 2006, there were approximately 165 holders of record of our common stock.

DIVIDEND POLICY

In the past two years, no dividends have been paid by us to our equity holders. We intend to retain earnings, if any, to support the development of the business and therefore do not anticipate paying cash dividends for the foreseeable future. In addition, we currently are restricted from paying dividends under the terms of our lending facility. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated balance sheet data as of September 30, 2006 and December 31, 2005 and our consolidated statements of operations data for the period from February 7, 2005 (date of inception) through December 31, 2005, and for the nine months ended September 30, 2006 and for the period from February 7, 2005 (date of inception) through September 30, 2005. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2005 and the summary consolidated statements of operations data for the period from February 7, 2005 through December 31, 2005 are derived from our audited consolidated financial statements which are included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States. The summary consolidated balance sheet data as of September 30, 2006 and the summary consolidated statements of operations data for the nine months ended September 30, 2006 and for the period from February 7, 2005 (date of inception) through September 30, 2005 are derived from our unaudited interim financial information included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods and are prepared on the same basis as the audited financial statements. Historical results are not necessarily indicative of the results of operations to be expected for future periods, and interim results may not be indicative of results for the remainder of the year.

	Nine Months Ended September 30, 2006	February 7, 2005 (date of inception) to September 30, 2005	Year Ended December 31, 2005
Consolidated Statements of Operations Data:
Operating revenues:
Energy production	$712,320	$-	$-
Ancillary Services	1,693,853	-	-
Resource adequacy capacity	380,000
Total operating revenues	2,786,173	-	-
Costs of sales:
Costs of energy production	345,266	-	-
Costs of ancillary services	353,050	-	-
Costs of resource adequacy capacity	25,000	-	-
Total costs of sales	723,317	-	-
Gross Profit	2,062,856	-	-
Operating Expenses:
Operations and maintenance	1,442,501	-	-
Re-commissioning expenses	2,155,796	-	-
General and administrative expenses	3,109,987	-	20,856
Total operating expenses	6,708,284	-	20,856
Income (loss) from operations	(4,645,428)	-	(20,856)
Other (expenses) income:
Other expenses, net	(131,423)	-	(2,369)
Total other expense	(131,423)	-	(2,369)
Net Income (Loss) before provision for income taxes	(4,776,851)	-	(23,225)
Provision for income taxes	-	-	-
Net income (loss)	(4,776,851)	-	(23,225)

Basic income (loss) per common share
Net income (loss) per share	$(0.13)	$-	$(0.02)

Weighted average shares outstanding	35,712,498	-	1,411,013

Diluted income (loss) per common share
Net income (loss) per share	$(0.13)	$-	$(0.02)

Weighted average shares outstanding	35,712,498	-	1,411,013

Consolidated Balance Sheet Data:	As of September 30, 2006	As of December 31, 2005
Cash and cash equivalents	$10,309,684	$3,009,010
All other assets	4,130,733	579,624

Total assets	14,440,417	3,588,634

Current liabilities	1,636,419	3,401,887
Long-term debt	2,481,468	-
Deferred tax liability	-	-
Total liabilities	4,117,887	3,401,887
Stockholders’ equity
Common Stock; 300,000,000 shares authorized with 47,688,756 issued and outstanding as of September 30, 2006 and 1,411,013 shares issued and outstanding as of December 31, 2005, $.001 par value	47,689	1,411
Additional paid in capital	15,074,917	208,561
Accumulated deficit	(4,800,076)	(23,225)
Total stockholders’ equity	10,322,530	186,747
Total liabilities and stockholders’ equity	$14,440,417	$3,588,634

SELLING STOCKHOLDERS

This prospectus covers shares, including shares underlying warrants, sold in our recent private equity offerings completed in May 2006 to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act, and to “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. We are required, under a registration rights agreement, to register for resale the shares of our common stock described in the table below.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of December 26, 2006. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions. Please read the section entitled “Plan of Distribution” in this prospectus.

We have been advised, as noted below in the footnotes to the table,  of the selling stockholders are broker-dealers and  of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock and warrants in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the stockholders listed in the table below acquired their shares in the private offerings. We have assumed all shares reflected on the table will be sold from time to time. Because the selling stockholders may offer all or any portion of the common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock that will be held by the selling stockholders upon the termination of any sales of common stock.

Beneficial ownership is calculated based on 47,688,756 shares of our common stock outstanding as of December 26, 2006. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or become exercisable within 60 days of December 26, 2006 are deemed outstanding and are considered for the purpose of determining the percent of the class held by the holder of such options or warrants, but not for the purpose of computing the percentages held by others.

Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered (1)	Shares of Common Stock Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of Offering
Accent Marketing Limited	30,000	30,000	-	*
ALYD Holdings Ltd.	50,000	50,000	-	*
Asset Protection Fund Ltd.	250,000	250,000	-	*
George L. Ball	50,000	50,000	-	*
Bank Sal. Oppenheim Jr. & Cie. (Switzerland) Limited	550,000	550,000	-	*
Baradaran Revocable Trust	500,000	500,000	-	*
Sam Belzberg	500,000	500,000	-	*
Canaccord Capital Corporation in Trust for 1087741 Alberta LTD.	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for 624103 Alberta LTD	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for 719906 BC LTD.	40,000	40,000	-	*
Canaccord Capital Corporation in Trust for Abdolrahim Motalebpour-Laylabadi	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Alcaron Capital Corp.	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for All Seasons Consulting Inc.	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Andrew Goodacre	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for Arn Schoch	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for Avtar S Dhillon	30,000	30,000	-	*
Canaccord Capital Corporation in Trust for Barry Tucker	80,000	80,000	-	*
Canaccord Capital Corporation in Trust for BC Aviation Inc.	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Bernard Bonertz	20,000	20,000	-	*
Canaccord CapitaL Corporation in Trust for Bill Cormylo	25,000	25,000	-	*

Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of Offering
Canaccord Capital Corporation in Trust for Brad W Gabel	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for Brian Cole	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Bryce Karl	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Calvin Gabel	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Chad Oakes	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Charbonneau Limited Partnership	80,000	80,000	-	*
Canaccord Capital Corporation in Trust for Code Consulting LTD.	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for Craig Taylor	20,000	20,000	-	*
Canaccord Capital Corporation in Trust for Croesus Investments Holdings Inc.	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Dan O'Brien	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Daniel Dane	200,000	200,000	-	*
Canaccord Capital Corporation in Trust for David B Galloway	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for David N Malm Anaesth	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for Delores Antonsen	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for Diane Sawchuck	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for DNG CapitaL Corp.	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Don Cowie	25,000	25,000	-	*

Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of Offering
Canaccord Capital Corporation in Trust for Donald R Carlson and/or Jean L Carlson, JTWROS	8,000	8,000	-	*
Canaccord Capital Corporation in Trust for Duk K To	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Earl C Fawcett	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Edwin Lau	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Eric Geppert	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Ethel F Mallett	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for Faccone Enterprises LTD.	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Fatemeh Salem	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Gary Gee Wai Hoy and/or Lily Lai Wan Hoy, JTWROS	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for George Anderson	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for GF Consulting Corporation	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for G-MAC Welding LTD.	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Grant Hodgins	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Greg Crowe	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Gregg J Sedun	100,000	100,000	-	*
Canaccord Capital Corporation in Trust for Hans J Rueckert	27,000	27,000	-	*

Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of Offering
Canaccord Capital Corporation in Trust for Harry Gabel	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Henry Polessky	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for Hiroshi Ogata	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Inter-Pro Property Corp (USA)	100,000	100,000	-	*
Canaccord Capital Corporation in Trust for J.M.C. Investments LTD.	90,000	90,000	-	*
Canaccord Capital Corporation in Trust for Jack Coldwell	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Jack Sheng	20,000	20,000	-	*
Canaccord Capital Corporation in Trust for James Brewster	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for James Gilkison	30,000	30,000	-	*
Canaccord Capital Corporation in Trust for James L Harris	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for James M Fletcher	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Janette Schneider	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Jeffrey J Scott	200,000	200,000	-	*
Canaccord Capital Corporation in Trust for Jerzy Nowak	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Jim Anderson	7,000	7,000	-	*
Canaccord Capital Corporation in Trust for Jon Carlson and/or Corrine Morris, JTWROS	8,000	8,000	-	*

Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of Offering
Canaccord Capital Corporation in Trust for Ken Wong	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Kent Milani	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Ladasa Investments Inc.	100,000	100,000	-	*
Canaccord Capital Corporation in Trust for Lamond Investments LTD.	100,000	100,000	-	*
Canaccord Capital Corporation in Trust for Lee Raine Investment & Risk Management Inc.	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Lindsay Bottomer	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Lloyd G Guenther	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Manvinder Deol	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for MGK Consulting Inc.	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for MichaeL C Dreger	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Nazir Hirji	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Newmag Industries Corp.	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Paraskake Micha	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for PGS Holdings LTD.	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for Public Company Advisors Inc.	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Rob Anderson	100,000	100,000	-	*
Canaccord Capital Corporation in Trust for Robert A Slaughter	50,000	50,000	-	*

Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of Offering
Canaccord Capital Corporation in Trust for Robert Schiesser	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for Rosamund Soares	100,000	100,000	-	*
Canaccord Capital Corporation in Trust for Rowena M Santos	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Sandeep G. Aggarwal Professional Corporation	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Sanovest Holdings LTD.	150,000	150,000	-	*
Canaccord Capital Corporation in Trust for Sean Warren	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Shawn Perger	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Techsearch Consulting Group Inc.	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Terral D Hagman and/or Sherry D Hagman, JTWROS	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for Tom Chmilar	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Trapp Construction LTD.	50,000	50,000	-	*
Canaccord Capital Corporation in Trust for Wayne Chow	25,000	25,000	-	*
Canaccord Capital Corporation in Trust for Wayne Hucik	25,000	25,000	-	*
Hedge Capital Partners LLC	750,000	750,000	-	*
Brian Hicks	50,000	50,000	-	*
Donald F. Hopkins	125,020	125,020	-	*
Jackson Steinem, Inc.	50,000	50,000	-	*
Gary Kaplowitz	250,000	250,000	-	*
Brede C. Klefos	25,000	25,000	-	*
IRA FBO Erik Klefos Pershing LLC as Custodian Rollover Account	25,000	25,000	-	*

Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of Offering
Steve Lazuka	50,000	50,000	-	*
John H Malanga and Jodi F. Malanga, as Joint Tenants in Common	25,000	25,000	-	*
Bruce McMaken	10,000	10,000	-	*
Rune & Elisa Medhus, M.D., JTWROS	25,000	25,000	-	*
Ben T. Morris	50,000	50,000	-	*
Sam Nazarian	250,000	250,000	-	*
David & Angella Nazarian Family Trust	250,000	250,000	-	*
Nybor Group, Inc.	166,000	166,000	-	*
Matthew D. O'Brien	25,000	25,000	-	*
Alexander Ortiz	25,000	25,000	-	*
QRS Holdings Ltd.	25,000	25,000	-	*
Jason Rimland	25,000	25,000	-	*
Robert Samuels	150,000	150,000	-	*
Don A. Sanders 1990	200,000	200,000	-	*
Sanders Opportunity Fund (Institutional), L.P.	317,475	317,475	-	*
Sanders Opportunity Fund, L.P.	97,525	97,525	-	*
William W. Sprague	25,000	25,000	-	*
Troy T. Taylor	75,000	75,000	-	*
Paul Tompkins	40,000	40,000	-	*
Don and Julie Ellen Weir Ten In Com	50,000	50,000	-	*
Donald V. Weir TTEE Sanders 1998 Children's Trust DTD 12/01/97	100,000	100,000	-	*
Y & S Nazarian Revocable Trust	1,000,000	1,000,000	-	*
Aton Select Fund Limited	250,002	250,002	-	*
Natalie Duell	25,000	25,000	-	*
Anke Senze	20,000	20,000	-	*
Nordnet Bank NUF	24,970	24,970	-	*
William Lowe	99,988	99,988	-	*
Sascha Opel	100,000	100,000	-	*
Nadine C. Smith & John D. Long	150,000	150,000	-	*
Strong Branch Ventures IV, LLC	1,000,000	1,000,000	-	*
Matthew D. O'Brien	15,000	15,000	-	*
Christoph Bruening	50,000	50,000	-	*
Edmund H. Melhado	100,000	100,000	-	*
Eureka Science Incubator S.A.R.L.	99,988	99,988	-	*
Brede C. Klefos Special Account	25,000	25,000	-	*
Atlantis Software Company Employee Profit Sharing Plan Elisa Medhus TTEE UAD 01-01-93	25,000	25,000	-	*
Rune Medhus & Eilsa Medhus MD JTWROS	20,000	20,000	-	*

* Less than 1.0%.

(1) Assumes all of the shares of common stock beneficially owned by the selling stockholders, including all shares of common stock underlying warrants held by the selling stockholders, are sold in the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the attached financial statements and notes thereto. Except for the historical information contained herein, the matters discussed below are forward-looking statements that involve certain risks and uncertainties, including, among others, the risks and uncertainties discussed below.

Overview and Management’s Plan of Operation

We are an energy management company formed to acquire and actively manage assets in the U.S. power generation industry.

We plan to create long-term value from acquisitions through a dual focus on financial structuring and post-acquisition asset management. Our target market consists of small to medium-sized “merchant” power generating facilities, located in California, Texas, Mid-Atlantic and the Northeastern U.S., where many “red zones” (high electricity demand relative to limited available capacity) are present. The U.S. Department of Energy named Southern California and the Atlantic coastal area from New York City to northern Virginia “critical congestion areas” for electricity transmission.

Market-based power facilities, as opposed to “contracted” facilities, compete in the unregulated wholesale markets for power. Market-based assets require an experienced owner, operator and risk manager who is capable of executing and administering all of the necessary oversight and controls. On the cost side, such assets are often burdened with the typical high cost structure of regulated plants, which include high labor costs, outdated utility supply agreements, and out-of-the-money tax treatments. We believe that we can realize a significant amount of value through restructuring such plants’ operations and maintenance, repair and overhaul contracts, supply and off-take agreements, and re-aligning plant cost structure to the current market-based environment.

We believe that we can compete effectively for deals in our niche market. We believe that most large energy investment firms focus primarily on acquiring larger regulated and contracted assets. We also believe that many competitors for small merchant assets, such as our current power generation facilities and others we seek to acquire, typically are lacking in management depth and access to capital and deal flow.

We launched our strategy with the acquisition in January 2006 of the two facilities located in Chula Vista and Escondido, California, both of which are located in the San Diego region. These acquisitions have permitted us to enter the California wholesale power and electricity market, and in particular, the San Diego region, which is currently a “red zone.” We acquired the formerly idle facilities for what we believe to be a discounted value and we believe the facilities are likely to appreciate in value. We successfully re-commissioned these facilities and began earning revenue from them on June 12, 2006.

We intend to add further value by expanding these facilities. The Chula Vista facility was originally developed with a view toward supporting two distinct generating units, and presents an attractive expansion opportunity. We have obtained a preliminary quote to purchase two General Electric LM-6000 turbines, additional ancillary equipment and construction services to build out a second unit on site, which would involve a combined investment of approximately $70 million. The combined 94 MW LM-6000 units would represent over twice the capacity of the single existing unit (94 MW), and operate much more efficiently. Accordingly, the LM-6000 units would be expected to sell energy profitably during virtually all summer “peak hours,” greatly enhancing expected revenues and profitability from the Chula Vista facility.

In November 2006, we acquired another power generation facility located near Bakersfield, California. On October 10, 2006, we purchased an LM-2500 gas turbine for use at this new facility at a price of $3.2 million. We purchased this turbine for installation in the Bakersfield power generation facility in connection with re-commissioning this new facility, which we anticipate will be completed in January 2007.

We believe additional deal flow will be derived as a result of mergers of large utilities that will require divestitures in regions where the combined entity would otherwise exert excessive market power. Additionally, many assets are held by financial investors who have relied on long-term fixed contracts for revenues, fuel supply and operations to shield them from operation risk. As those profitable contracts expire or are monetized, we believe such financial owners generally will seek to immediately liquidate their investment. Our strategy is to acquire such assets that are often available at a deep discount and create long-term value by restructuring, refinancing, managing and operating those assets.

We currently have six full time employees based at our headquarters in New York, New York and one additional employee based in California. We currently are able to operate with this modest number of employees since, as is common in our industry, we have contracted for third party labor for on-site management of our existing facilities, as well as energy management and trading support. We expect to manage any future facilities acquired in a similar fashion. To support our future growth plans, we expect to hire additional professional staff, particularly in our New York office, to support increased acquisition activity and asset management responsibilities.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosure. We base our estimates and assumptions on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements, we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments:

Revenue Recognition

We recognize revenue when all of the following circumstances are satisfied: (1) persuasive evidence of an arrangement exists, (2) price is fixed or determinable, (3) collectibility is reasonably assured, and (4) delivery has occurred. Revenues are recognized upon delivery of energy or services. The revenues we collect for ancillary services and energy delivery fluctuate based on market prices established by the CAISO on a daily, hourly and real-time basis.

We recognize energy production revenue when energy has been substantially transmitted to the customer. We recognize revenue when electric power is delivered to a customer pursuant to contractual commitments that specify volume, price and delivery requirements. Some sales of energy are based on economic dispatch, or ‘as-ordered’ by an independent system operator, or ISO, based on member participation agreements, but without an underlying contractual commitment. Revenues for sales of energy based on ISO dispatches are recorded on the basis of MW-hours delivered, at the applicable wholesale market prices.  Aside from bilateral contracts which we may enter into from time to time, we generally offer our energy to the ISO daily at its variable cost to produce plus a desired minimum profit margin. Our facilities can only be dispatched if the market clearing price exceeds our bid price. We may also receive “out of merit” dispatches in times when the market price is less than our bid price, but our power is needed locally due to local transmission constraints, in which case we will be paid our bid price for energy provided.

As described under Results of Operations below, we also recognize revenues from the provision of ancillary services and under resource adequacy contracts. Although there are several types of ancillary services, to date we primarily provide “spin” and “non spin” services, which call for the facilities to be delivering the awarded capacity within 10 minutes of dispatch whether already connected to the grid (spin) or not (non-spin). We recognize these revenues are recognized at the time of dispatch by the ISO. Resource adequacy contract (capacity) revenues are recognized based on the California Public Utility Commission, or CPUC, and CAISO certified qualified capacity.

Results of Operations

Since we commenced our operations on October 27, 2005 and we were considered a development stage enterprise until June 12, 2006, comparisons of periods in 2005 with corresponding periods in 2006 for our of results of operations are not meaningful.

Revenues

Our revenues consist of energy production, ancillary services, which we earn by having our capacity available on ten minutes notice to provide critical real time balancing services to the power grid, and contracted resource adequacy capacity revenues.

Energy Production - The provision of electric power to a local power grid through day ahead and real time auctions managed by the ISO, the “merchant market”, or through bilateral agreements with a utility or other direct counterparty. As we have no outstanding power purchase agreements or other contracted energy production, all of our revenues are earned in the merchant market.

Ancillary Services - Although there are several types of ancillary services, to date we primarily provide “spin” and “non-spin” services which call for the facilities to be delivering the awarded capacity within 10 minutes of dispatch whether already connected to the grid (spin) or not (non-spin). Spin services typically offer higher rates.

Capacity Revenues - Regulatory capacity payments for generators of any type based strictly on total installed capacity measured in MW. In the CAISO market where we currently operate exclusively, market-based capacity revenues are earned through Resource Adequacy contracts, whereby the counterparty can point to our facilities’ capacity as a source to supply its peak demand plus a mandatory safety margin for regulatory purposes only and does not create an obligation to supply power to the counterparty. The resource adequacy capacity amount cannot exceed the qualified capacity amount for the resource. Qualified capacity is certified by the CAISO and the CPUC. For 2006, the Escondido and Chula Vista were certified by CAISO and the CPUC for 40 MW each.

Revenues for the nine months ended September 30, 2006 were $2,786,000 and distributed as follows:

Operating revenues:	Nine Months Ended September 30, 2006
Energy production	$712,319
Ancillary services	1,693,853
Resource adequacy capacity	380,000
Total operating revenues	$2,786,172

Cost of Sales

Cost of sales for the nine months ended September 30, 2006 was approximately $723,000, yielding a gross profit of $2,063,000 and a gross margin of 74%. Gross margin was relatively high due to the high price of energy relative to stable fuel costs, and low direct variable costs associated with ancillary and capacity revenues. Cost of sales also includes a fixed monthly charge under a third party energy services management agreement. Costs of sales were distributed as follows along with the relevant gross margins.

		Gross Margin %
Cost of sales:	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Costs of energy generation	$345,266	51.5%
Costs of ancillary services	353,051	79.2%
Costs of resource adequacy capacity	25,000	93.4%
Total costs of sales	$723,317	74.0%

Costs of sales include these major expenses:

Fuel costs - Costs for fuel, primarily gas, used in the production of energy as well as the minimum fuel required to keep the facilities on-line and connected to the grid for the provision of ancillary services.

Grid management charges - Charges associated with the reasonable costs of connection, switching, metering, transmission, distribution, safety provisions, and administrative costs incurred by the ISO directly related to the installation and maintenance of the electrical power grid necessary to permit the provision of energy and ancillary services as mandated by extant regulatory and governing bodies.

Variable operations and maintenance - Costs that are accrued for Planned Major Maintenance Activities, or PMMA. These costs are accrued based on activities that are direct drivers of future PMMA, primarily MW hours produced for energy generation services. A less significant component of variable operations and maintenance relates to non-fuel consumables used in operations, such as water for cooling and ammonia for emissions control.

Operations and Maintenance

Operations and maintenance expenses consist of the direct overhead expenses for operating and maintaining our facilities in Chula Vista and Escondido, California.

For the nine months ended September 30, 2006, operations and maintenance expenses were $1,442,000, which included fixed charges such as contracted labor, leases, property taxes, insurance and depreciation expenses, all of which accrue even when the facilities are off line, as was the case through most of the first two quarters of 2006.

Re-commissioning Expenses

Re-commissioning expenses consist of the non-recurring initial planned repairs and re-commissioning costs required to restore power generating facilities and all related equipment to operating condition, including fuel and other costs relating to initial test runs of facilities.

For the nine months ended September 30, 2006, re-commissioning expenses were approximately $2,156,000, which reflected the total costs of re-commissioning. The re-commissioning process was completed in June 2006 and we expect that no additional costs will be incurred with respect to re-commissioning the Chula Vista and Escondido facilities. We expect to incur such costs again with respect to future acquisitions, such as the facility we acquired in November 2006 in Bakersfield, California.

General and Administrative Expenses

For the nine months ended September 30, 2006, general and administrative expenses were approximately $3,110,000, which consisted primarily of non-recurring financing and investor relations expenses of approximately $1,463,000, with the balance attributable to professional fees and compensation.

Liquidity and Capital Resources

As of September 30, 2006, we had $10.3 million in cash and equivalents. We believe this balance will be sufficient to satisfy our cash requirements under current operating conditions for at least the next year, including the completion of the re-commissioning of our facility located near Bakersfield, California described above.

However, our existing cash balance is not sufficient to fund the acquisition growth strategy we describe elsewhere in this prospectus. Such acquisitions will require us to obtain additional funding in a short period of time. Additionally, other elements of our growth plan, including the Chula Vista expansion, will require substantially more capital. The extent and timing of the capital requirements will be contingent on the specific acquisition targets we are able to source.

As described in detail in Note 8 to the financial statements for the nine months ended September 30, 2006 included with this prospectus, we may be liable for an as yet undermined amount of cash as liquidated damages relating to our existing registration rights agreement. The maximum aggregate liquidated damages for which we could be liable would be $753,000.

We believe that we will be successful in obtaining the working capital we need to fund our planned level of operating activities, acquisition strategy and capital expenditures and debt and other obligations through the next 12 months. However, if during that period or thereafter, we are not successful in obtaining sufficient capital resources on terms acceptable to us, this could have a material adverse effect on our plans to make additional acquisitions and expansion of the Chula Vista facility, and/or on our current business, results of operations, liquidity and financial condition. If we issue additional equity and/or debt securities to meet our future capital requirements, the terms of any future equity financings may be dilutive to our stockholders and the terms of any debt financings may contain restrictive covenants negatively affecting our stockholders. Our ability to successfully effect future financings will depend on the status of our business prospects as well as conditions prevailing in the capital markets.

On January 31, 2006, one of our wholly-owned subsidiaries entered into a Loan and Security Agreement with TD Banknorth providing for a $3.5 million senior debt facility, including a $3.0 million term loan and a $500,000 revolving loan. The term loan provides for interest payments only for the first nine months, and 81 equal principal payments in the amount of $37,038 thereafter, with a final maturity date of May 3, 2013. The term loan bears interest at a variable rate equal to the Federal Home Loan Bank Rate plus 2.50%. Approximately $2.1 million of the term loan proceeds were funded into an escrow account under control of the bank, which amount was later fully expended strictly on valid repair and re-commissioning costs in accordance with a re-commissioning plan. The remaining proceeds, net of related transaction costs, were used by us for general working capital purposes. Advances against the revolver are payable on demand and bear interest at the prime rate plus 1.00%. Beginning in 2007, amounts outstanding under the revolver must be repaid in full and a zero balance maintained for at least 30 consecutive days at any time during the year. We have not made any borrowings under the revolver.

The loan agreement places certain restrictions on our ability to make distributions to our stockholders and on transactions with affiliates. The loan agreement further subjects us to certain financial and other covenants, including maintaining a minimum Net Worth and minimum Debt Service Coverage ratio, as such terms are defined in the Loan and Security Agreement. We are not currently in violation of any such covenants. The loans are collateralized by our Chula Vista and Escondido facilities and are personally guaranteed, jointly and severally, by three of our executive officers.

We have also arranged for the issuance by the bank of an irrevocable letter of credit in the amount of $175,000 to a counterparty under an energy services agreement we entered into in May 2006. The counterparty to the energy services agreement may draw upon this letter of credit to recover liquidated damages suffered by the counterparty in connection with any energy sales it may make on our behalf if we fail to meet our obligations, or for any other unsatisfied obligations under the energy services agreement. The letter of credit expires on February 28, 2007. Availability under the revolver is reduced from $500,000 to $325,000 while the letter of credit remains outstanding.

Off- Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures, nor do we participate in non-exchange traded futures or forward contracts requiring fair value accounting treatment.

Inflation and Seasonality

The effect of inflation on our revenue and operating results was not significant. Our business is seasonal, with a relatively high proportion of revenues and operating cash flows generated during the third quarter of the fiscal year, which include the peak summer months for energy demand. As we derive most of our revenues from selling energy and ancillary services at then-current market prices, as opposed to under longer term fixed-price contracts, our revenues and operating income are highly exposed to the seasonal fluctuation in commodity pricing, which corresponds to peak demand.

Recent Accounting Pronouncements

SFAS 158. In September 2006, the Financial Account Standards Board, or FASB, issued its Statement of Financial Accounting Standards 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The effective date for an employer with publicly traded equity securities is as of the end of the fiscal year ending after December 15, 2006. We do not expect adoption of this standard will have a material impact on our financial position, operations or cash flows.

SFAS 157. In September 2006, the FASB issued its Statement of Financial Accounting Standards 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. SFAS 157’s effective date is for fiscal years beginning after November 15, 2007. We do not expect adoption of this standard will have a material impact on our financial position, operations or cash flows.

FIN 48. In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We do not expect the adoption of this Interpretation to have a material impact on our consolidated financial position, results of operations or cash flows.

SFAS 156. In March 2006, the FASB issued its Statement of Financial Accounting Standards 156 to amend FASB Statement No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. FAS 156 requires an entity to recognize a servicing asset or servicing liability on its statement of financial position each time it undertakes an obligation to service a financial asset. SFAS 156’s required effective date of adoption is for the first fiscal year beginning after September 15, 2006. We do not expect adoption of this standard will have a material impact on our financial position, operations or cash flows.

SFAS 155. In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. This Statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We do not expect its adoption of this new standard to have a material impact on our financial position, results of operations or cash flows.

BUSINESS

Company Overview

We are an energy management company formed in February 2005 to acquire and actively manage power generation assets in the United States. Our mission is to acquire a portfolio of small to mid size, or below 250 MW, power generation assets, while creating long-term value through structuring disciplined acquisitions and efficiently managing those assets. We currently own three power generation assets in California and are pursuing additional acquisitions of small to medium-sized power generating facilities primarily in California, Texas, the Mid-Atlantic and the Northeastern United States.

We create long-term value by focusing on three core principals:

•	Acquiring power generation assets at a discount;

•	Restructuring operations to maximize plant efficiency; and

•	Structuring sales and costs to optimize financial performance.

We believe that the U.S. power generation sector is fragmented, particularly smaller generating assets, or assets generating less than 250 MW. Such assets are generally “below the radar” of the larger, sophisticated acquirers, and often require additional up front investment and restructuring to realize their full value. Accordingly, we believe the competition for these assets to be significantly less intense, such that they can be acquired at a discount to comparable pricing for larger, well-managed assets. Our strategy is to acquire these smaller assets at a discount

Some of the owners and financiers of these assets have experienced financial distress, which has led to a number of bankruptcies, debt restructurings, asset repossessions by lenders and asset sales. We expect that these companies will continue to divest assets at discounted prices to obtain liquidity and retire project debt, leading to a substantial number of high-quality assets that are available for sale.

We believe additional deal flow will be derived from mergers of large utilities that will require divestitures in regions where the combined entity would otherwise exert excessive market power. Additionally, many assets are held by financial investors who have relied on long-term fixed contracts for revenues, fuel supply and operations to shield them from operation risk. As those profitable contracts expire, we expect that financial owners generally will seek to liquidate their investment.

We strive to create long-term value from acquisitions through restructuring operations to maximize efficiency and profitability. Our targeted plants often have significant operating challenges that are complex. Leveraging our industry and operating expertise, we add value to our assets by solving operating challenges in a cost effective manner. An example of this approach is the purchase of new capital equipment or the re-commissioning of an idle plant. We believe these contributions result in additional value creation.

In addition to restructuring operations, we focus on maximizing our plant’s profitability, while minimizing market-based risk. Our targeted assets compete in the unregulated wholesale markets for power and may lack the stability of long-term contracts at fixed prices for both revenues and fuel costs, typically natural gas or coal. Assets without long-term contracts require an experienced owner, operator and risk manager capable of executing and administering the necessary oversight and controls. On the cost side, we believe that such assets are often burdened with a high cost structure, which include high labor costs, outdated utility supply agreements, and out-of-the-money tax treatments. We believe that we can realize value through restructuring a plant's fuel supply, power off-take, operations and maintenance, and repair and overhaul contracts, and re-aligning a plant’s cost structure to its market-based environment.

We have launched our strategy with our acquisition in January 2006 of two generating facilities in Chula Vista and Escondido, California, both of which are located in the San Diego region. This acquisition provided entry to the California wholesale power and electricity market. We acquired the formerly idle facilities for what we believe to be a discounted value and believe the facilities are likely to appreciate substantially in value following their repair and re-commissioning. We fully re-commissioned the facilities and began earning revenues on June 12, 2006. In November 2006, we acquired Mid-Sun, a 22 MW facility near Bakersfield, California.

We expect further value to be added through expanding one or more of our existing facilities. The Chula Vista facility was originally developed with a view toward supporting two distinct generating units with up to 100 MW of capacity, presenting an attractive re-powering opportunity. We are planning to construct a new 94 MW plant on the site in place of the existing facility, which will be significantly more efficient, requiring less fuel to produce each megawatt-hour of power. The Escondido facility may also be re-powered with similar more efficient equipment, but may not support the same capacity increase due to space limitations. The recently acquired Mid-Sun facility was originally built as a co-generating facility, providing both steam and power, and has the potential to be rebuilt as such should a local industrial customer provide a long-term contract to support the expansion.

Industry Overview

Recent History of the U.S. Electric Power Market

During the early 1990s, certain power market restructuring initiatives began to erode the traditional regulatory utility model whereby utilities would earn a fixed return on investment. Some utilities, unsure that they would be able to recover their investment costs, may have postponed much of the construction of new capacity.

Without new construction, capacity reserve margins, or the excess of available supply over peak demand for electricity, declined steadily and, by the late 1990s, rising power prices began to reflect the need for additional capacity. Prices rose moderately in the Northeast from 1999 to 2001, and more rapidly in other regions. The price increases were largest in the West, where market manipulation and shortages may have contributed to rising electric price levels in 2000 and 2001.

The rising power prices, combined with new market regulations in some regions, may have encouraged investors to install new generation capacity. In 2002, power capacity additions in the United States were over 66,000 MW of new installed capacity, and over 200,000 MW in total power capacity entered service from 1998 to 2004. However, by late 2001, the effects of the new capacity coming on-line combined to drop wholesale power prices to extremely low levels. Extremes in the electric price cycle were most evident in the West where the high prices in 2001 were followed with lower prices in 2002. Prices appear to have reached their lowest levels in early 2002 and have since been slowly rising.

There are many factors that contributed to electric price levels from 1998 to 2004. A majority of plants built during this period were natural gas powered plants. Since early 2002, the price of natural gas has substantially risen, which, coupled with highly leveraged investments may have exacerbated the downturn in the cycle. Historically, power generation assets have been financed with long-term recourse debt supported by long-term stable revenues backed by power purchase agreements, or PPAs, which are long-term agreements to provide power at pre-determined prices, and tolling arrangements, in effect, renting the facility to a counterparty who takes rights to all operating revenues and cash flows and bears all market risk in exchange for a fixed monthly payment, from creditworthy utilities and merchants. With deregulation, such arrangements were not likely to have been as attractive to utilities and merchants. We believe that many banks chose to finance these new small power generating assets with a short-term debt structure, assuming that such debt could be refinanced in capital markets at some future date after completion and after the plants had an opportunity to develop a track record. We believe that once the power markets began to deteriorate, certain assets became non-performing and it became difficult for such assets to service their debt.

We believe that the U.S. power market is now entering a period of recovery. Even with increasing fuel costs, it is expected that spark spreads, or the difference between the price of one MW of power and cost of energy needed to produce it, will increase as demand catches up to supply. The pace and depth of that recovery, including anticipated increases in the value of power generation assets and associated infrastructure, will vary by asset type and region. The California market appears to be recovering, and reserve margins, or available power supply in excess of projected peak demand, may already be less than desired limits in many regions within that state. We believe that our existing facilities are well positioned to help meet growing demand. Other regions in the U.S., particularly in the Northeast, may face similar challenges and offer similar investment opportunities. We will look for future growth primarily in these regions.

Strategy

We are managed by an experienced team of professionals with significant sector-specific knowledge and experience in private equity, structured finance, project finance, commodity pricing, risk management and operations in the energy industry. We intend to leverage this experience and our relationships within the energy industry to select, acquire and manage power generation assets. Our focus is to increase the operational efficiency of the assets acquired and, hence, their long-term value.

We believe that many energy investment firms have focused primarily on passive equity investments and balance sheet restructurings. We differentiate our company from competitors through our dual focus on structuring asset acquisitions and post-acquisition asset management. We believe that to create long-term value, market-based assets require an experienced owner, operator and risk manager who is capable of executing and administering all of the necessary oversight and controls. We seek to create long-term value by:

o
acquiring undervalued, underperforming power, gas and related energy assets with the goal of achieving meaningful returns on invested capital by optimizing operational performance of the assets acquired;

o	making capital improvements to the assets to enhance their earnings potential;

o	rebuilding and enhancing revenues, and reducing costs, of acquired assets;

o	managing commodity risk to preserve capital; and

o	restructuring and optimizing the balance sheets of acquired assets.

We believe that our financial engineering skills coupled with our operational expertise will provide the optimal capabilities to manage the operating and financial risks of capital intensive assets.

We intend to perform the asset management function directly for our acquired assets. We will manage the physical, operational and financial risks associated with power assets, drawing in part on the expertise of our management. We will closely manage the profits and losses of each asset, directly negotiate all key operating contracts, and actively monitor all the vendors as well as plant supervisors and staff.

Investment Philosophy

We intend to achieve superior returns on our investments by focusing on:

o
Integrated Operations and Risk Management - We intend to take a hands-on approach to asset management, looking for opportunities to enhance operating revenues and reduce costs. We also intend to manage the price exposure of our asset mix, by executing appropriate hedging strategies to preserve capital.

o
Disciplined Investment Approach - We focus on selected opportunities in which we can add immediate value. We often pursue opportunities through exclusive sales processes and avoid large auctions that attract multiple bidders, which can add to pricing pressure relative to expected cash flows. When bidding, we intend not to exceed disciplined valuation estimates in order to close a potential transaction.

o
Focus on Capital Preservation - An important goal of our acquisition strategy will be to preserve capital. We do not intend to make speculative investments, but will rather focus on pursuing superior returns by investing in and properly managing the risks associated with our asset portfolio.

o	Maximizing Upside Potential - We intend to maximize upside potential through post-acquisition management, control and oversight by our executive team.

Acquisition Considerations

In general, we will address numerous pertinent issues with respect to each proposed investment, including:

o	regulatory climate;
o	environmental issues and concerns;
o	size;
o	competitive landscape;
o	capital structure;
o	management abilities and staffing levels;
o	financial controls and systems; and
o	return on investment.

In the case of investments in projects, such as our contemplated expansion plans, we will also focus on numerous pertinent factors such as:

o	regulatory environment;
o	permitting issues and process;
o	site procurement;
o	feasibility studies (commercial, economic and technical);
o	contractual framework (terms and conditions);

o	risk management programs (including bonding, insurance and hedging);
o	potential conflicts between project participants (dispute resolution process and procedures);
o	estimated time to commencement and completion of implementation;
o	reputation, resources, experience and credit capacity of project participants;
o	offtake and supply arrangements; and
o	likely "ramp up" period.

Diversification

We will consider the effect of diversification when evaluating acquisition opportunities. Diversification may be achieved by means of fuel mix and resource requirements, geographic focus, industry, or risk profile of its investments. On a geographic basis, we plan to make investments predominantly in California, Texas, the Mid-Atlantic and in the Northeastern U.S.

We believe our multi-regional focus to be critical. We intend to focus on markets, predominantly in California, Texas, the Mid-Atlantic and the Northeast U.S., where "gas is on the margin", meaning that gas-fired plants, which are typically the highest cost generators, set the wholesale market price for power and consequently increases in gas prices can be mostly passed on to the consumer. Such regions also typically include pockets of "red zones" as described above which are already supply constrained, further pushing up prices in their region. We may also look at selective coal-fired plants in those regions. While not typically available at the same discounts as gas-fired plants, coal plants, with much cheaper fuel earn substantially greater net margins from energy sales in these regions and tend to have a more stable revenue stream less susceptible to commodity price risk.

Risk Management

We believe that risk mitigation is a proactive function that preserves asset value if properly executed. We plan to establish policies, procedures and risk limits to balance the risk/reward relationship of physical and financial assets, and intend to take a disciplined approach to the execution of these policies to assist in achieving value preservation.

We plan to start our risk management program with an evaluation of the existing contractual portfolio relating to an asset, such as fuel supply, transport, physical power sales and financial gas and/or power hedges. We intend to apply a proprietary and market-based modeling approach utilizing forward fuel and power prices and volatilities to produce scenario analyses for potential transactions and the then-existing portfolio.

We intend to implement a suitable hedging program as an overlay to the contract portfolio. Power and fuel hedging transactions may include any combination of physical, financial forward, and derivative power sales and fuel purchases. Such hedging transactions may consist of static transactions intended to meet budgetary and/or risk mitigation objectives, or more dynamic strategies intended to realize both the intrinsic and extrinsic value of a power or gas asset. In all cases, the primary purpose of the trading operation is to manage the market risk associated with its anticipated physical assets. We do not intend to engage in any speculative trading.

Existing Assets Owned

Description of the Existing Facilities

Our facilities include two power generation facilities located near San Diego, California, one in Chula Vista and one in Escondido. Each facility has a gross nameplate capacity of approximately 44 MW and is considered a "peaking facility" in that it is called to run only during periods of peak power demand. Each facility is equipped with two Pratt & Whitney FT4A-9 jet engines, and a spare Pratt & Whitney FT4A-9 jet engine, for a total of five, is stored at a neighboring warehouse. These facilities also include generators, transformers, other environmental and ancillary equipment, and spare parts.

Our facility located in Escondido is situated on 1.6 acres of land also owned by us. Our facility located in Chula Vista resides on 3.8 acres subject to a long-term land lease, which expires in 2012, but is renewable at our option for up to two additional five year periods.

In November 2006, we acquired a third peaking facility, Mid-Sun, located near Bakersfield, California. On October 10, 2006, we purchased an LM-2500 gas turbine at a price of $3.2 million. We purchased this turbine for installation in the Bakersfield power generation facility in connection with re-commissioning this new facility, which we anticipate will be completed in January 2007. The facility has a gross nameplate capacity of approximately 22 MW and is powered by a General Electric LM-2500 gas turbine, which was purchased separately in October 2006. The facility also includes a generator, transformer, other environmental and ancillary equipment, and spare parts.

Business Opportunity for Existing Facilities

Our base business plan has been to qualify the facilities with the CAISO for spinning reserve services and to contract for installed capacity revenues either through the CAISO or directly with third parties. See below - “California Independent System Operator for a detailed description”.

The spinning reserve service requires that a facility be both on-line, providing power to the CAISO grid, and be available and on call to increase output in the event of an immediate, or ten minute, demand for electricity, for which the CAISO will pay market-based clearing prices to the facility regardless of whether the facility is called upon to provide the additional electricity. In the event the facility is called upon to provide electricity, the CAISO pays the market clearing price for this spin service, or the "capacity price" in addition to purchasing the actual electricity provided at the greater of cost or market price, referred to as the "energy price." Our revenue assumptions for this spin service are based on a two year history of daily market clearing prices per the CAISO, as well as our actual results for the third quarter of 2006.

In addition to spinning reserves, there is a market for non-spinning reserves, which market operates the same way, except that the generator is not yet running and synchronized to the grid, or not "spinning." Historically, spinning reserves have provided a significant premium to non-spinning reserves. However, should this trend reverse, whether a long-term or short-term effect, we will have the option to provide this service in lieu of spinning reserves.

An additional source of revenues available to us is installed capacity revenues, which are available to all generators in California. Effective June 1, 2006, the CPUC requires that each utility, or any other retail electricity providers, serving customers in California reserve specific sources of power generation sufficient to cover 115% of its expected peak demand. This requirement is first satisfied by any specific contracts such utility may have already in place with generators either directly or through CAISO sponsored programs. For any remaining shortfall and in order to specifically meet this requirement, the utility must find additional generators, not already contracted for themselves, to enter into "Resource Adequacy", or RA, contracts. Such RA contracts simply link the generator to the retail provider on an exclusive basis strictly for purposes of meeting this requirement, and do not otherwise bind the generator to provide electricity or other services exclusively to the counterparty, or in any way inhibit the generator from earning other market-based revenues. The Chula Vista and Escondido facilities each sold forward their entire 35.5 MW, the effective summer rating, of RA capacity from August through December 2006 and, under a new contract, for 2007. We have entered into discussions to sell 2007 RA capacity for our newest facility located near Bakersfield.

We believe that the payments from spinning reserve and capacity services alone will provide the majority of our revenues from our existing facilities, and that we can operate profitably in the absence of any electricity sales. Accordingly, we expect to have minimal exposure to commodity price risk. Recently, however, the CAISO issued a market notice in September 2006 changing the definition of spinning reserves that called into question our continued compliance with the new rules. The market notice was declared ineffective by the FERC as the CAISO did not follow proper protocols for issuing the notice, which include allowing affected market participants, such as our company, the chance comment. The CAISO may reissue a similar notice in the future following proper protocols, which could result in a material adverse impact on our operations and revenues should it become effective and then determined that we no longer qualify to provide this service.

The existing facilities have no direct employees and primary operations, including Energy Management and Operations & Maintenance, are fully contracted with third parties at competitive rates, and overseen by our executive team. Upon expiration of their initial terms, Energy Management and Operations & Maintenance services will be put to bid among several firms with which we have strong relationships. We will actively manage the contractors and make all key operating and financial decisions.

Expansion and Growth Opportunities

Our Chula Vista facility was originally developed with a view towards supporting two distinct generating units, and presents an attractive expansion opportunity. We plan to re-power the facility with two General Electric LM-6000 turbines and related equipment. We expect this re-powering to require an estimated $70 million of additional capital. If completed, this re-powering will enhance our net revenues and cash flows from that facility. The new facility is expected to have up to 50 MW of additional capacity and will be more efficient, requiring less natural gas to produce one MW of power, which should serve to greatly increase the opportunities to sell power. The re-powered facility will also be designed to qualify for capacity and for spinning reserve services, during off-peak hours, as well. Furthermore, we believe it may be possible to expand on the Chula Vista facility without impacting the existing power generation, allowing it to run and generate revenues during most of the construction period. We also completed an initial engineering feasibility study, San Diego Gas & Electric has completed their transmission line impact study, we have begun the process of preparing the detailed engineering specifications to use for construction bids, and we have a team of legal and environmental specialists preparing the required permitting applications. We have also begun sourcing the LM-6000 turbines and other key equipment.

Our Escondido facility may also be re-powered with similar LM-6000 equipment, but may only support one rather than two LM-6000s due to space limitations. The recently acquired Bakersfield facility was originally built as a co-generating facility, providing both steam and power, and has the potential to be rebuilt as such. The Bakersfield facility is surrounded by oil fields which require steam to be pumped into the wells to increase yield. We have begun preliminary discussions with one major producer interested in a long-term contract to provide steam, as well as power, which may support the cost of the expansion.

California Independent System Operator and Related Markets

Independent System Operators (ISOs) were created upon the deregulation of the utility industry to serve as regional non-profit organizations that ensure reliable transmission system operation and to operate the energy market to foster reasonable energy costs for electricity consumers in their region. For consumers, the ISO ensures that their electrical needs are met around-the-clock at a reasonable price. For energy companies, the ISO ensures equal access to transmission lines. The ISO never buys or sells electricity by itself but acts as an electronic auction house to match supply with demand. The CAISO serves the California market in which we currently operate and which will be a source of potential growth for us. Other ISOs perform a similar function in other regions that we target, and while each ISO has its own specific rules, the below description of the CAISO is generally representative of such other regional markets. The CAISO Energy Market operates much like a stock exchange, with market participants establishing a price for electricity by matching supply and demand. The Energy Market consists of Day-Ahead and Real-Time Markets. The Day-Ahead Market is a forward market in which hourly prices are calculated for the next operating day based on generation offers, demand bids and scheduled bilateral transactions.

The Real-Time Market is a spot market in which current prices are calculated at five-minute intervals based on actual grid operating conditions.

In both the Day-Ahead and Real-Time markets, CAISO runs the bids to arrive at a market clearing price by aggregating the lowest bids available until the required capacity is available. All successful bidders are then paid for their energy at this market clearing price upon delivery of the power at the times specified. The market clearing price is subject to a $400/MW per hour cap imposed by the CPUC.

On a long-term basis, the CAISO has indicated its intent to adopt a locational, or nodal, pricing model similar to that of PJM Interconnect (the ISO for the mid-Atlantic region). In such a model, the market clearing prices for the larger region (Southern California excluding Los Angeles, or "SP-15" as known to CAISO, in our case) are adjusted up or down on a micro-regional basis based on the supply/demand and transmission constraints applicable to the particular sub-region. We expect that the San Diego region will remain capacity constrained relative to other SP-15 regions over the next ten years such that we expect the locational pricing to be beneficial to us once enacted. Ancillary services are the provision of reserve energy generation capacity that is available to be dispatched when the unexpected happens, such as a power plant failure or a sharp rise in demand for power. This capacity can be bought, sold and dispatched within seconds, minutes or hours. The primary ancillary services are procured by the CAISO daily in day-ahead and hour-ahead forward markets or auctions.

The three primary ancillary services are:

o	Spinning Reserves: Generation that is already on-line, or "spinning," with additional capacity that is capable of ramping over a specified range within ten minutes and running for at least two hours.

o
Non-spinning Reserves: Generation that is available but not on-line, and capable of being synchronized and ramping to a specified level within ten minutes, and then capable of producing dispatched energy for at least two hours.

o	Regulation: Generation that is already up and running (synchronized with the power grid) and that can be increased or decreased instantly to keep energy supply and energy use in balance.

Regulation

General

Our operations are subject to extensive regulation by governmental agencies. Our facilities are subject to energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the ownership and operation of our facilities, and the use of electric energy, capacity and related products, including ancillary services. Federal laws and regulations govern, among other things, transactions by and with purchasers of power, including utility companies, the operation of a power plant and the ownership of a power plant. Under limited circumstances where exclusive federal jurisdiction is not applicable or specific exemptions or waivers from state or federal laws or regulations are otherwise unavailable, federal or state utility regulatory commissions may have broad jurisdiction over non-utility owned electric power plants. Energy-producing projects are also subject to federal, state and local laws and regulations that govern the geographical location, zoning, land use and operation of a project. Federal, state and local environmental requirements generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with these permits and approvals.

U.S. Federal Energy Regulation

FERC has ratemaking jurisdiction and other authority with respect to interstate wholesale sales and transmission of electric energy, other than transmission that is “bundled” with retail sales, under the Federal Power Act and with respect to certain interstate sales, transportation and storage of natural gas under the Natural Gas Act of 1938. The enactment of the Public Utility Regulatory Policies Act of 1978, or PURPA, and the adoption of regulations under PURPA by the FERC provided incentives for the development of cogeneration facilities and small power production facilities using alternative or renewable fuels by establishing certain exemptions from the Federal Power Act.

The Energy Policy Act of 2005

A comprehensive energy bill was passed by the U.S. House and Senate in July 2005 and was signed by President Bush on August 8, 2005. Known as “EPAct 2005,” this comprehensive legislation includes provisions for merger review reform, for the introduction of new regulations regarding “Transmission Operation Improvements,” for transmission rate reform, for incentives for various generation technologies and for the extension through December 31, 2007 of production tax credits for wind and other specified types of generation.

The FERC has finalized rules to implement the enactment of the Public Utility Holding Company Act of 2005 (PUHCA 2005). PUHCA 2005 is primarily a “books and records access” statute and does not give the FERC any new substantive authority under the Federal Power Act or Natural Gas Act. The FERC has also issued final rules to implement the electric company merger and acquisition provisions of EPAct 2005.

Federal Power Act

The Federal Power Act grants the FERC exclusive jurisdiction over the rates, terms and conditions of wholesale sales of electricity and transmission services in interstate commerce, other than transmission that is “bundled” with retail sales, including ongoing, as well as initial, rate jurisdiction. This jurisdiction allows the FERC to revoke or modify previously approved rates after notice and opportunity for hearing. These rates may be based on a cost-of-service approach or, in geographic and product markets determined by the FERC to be workably competitive, may be market-based. Most qualifying facilities, as that term is defined in PURPA, are exempt from the ratemaking and several other provisions of the Federal Power Act. Exempt wholesale generators certified in accordance with the FERC’s rules under PUHCA 2005 and other non-qualifying facility independent power projects are subject to the Federal Power Act and to the FERC’s ratemaking jurisdiction thereunder, but the FERC typically grants exempt wholesale generators the authority to charge market-based rates to purchasers which are not affiliated electric utility companies as long as the absence of market power is shown. In addition, the Federal Power Act grants the FERC jurisdiction over the sale or transfer of jurisdictional facilities, including wholesale power sales contracts and, after EPAct 2005, generation facilities, and in some cases, jurisdiction over the issuance of securities or the assumption of specified liabilities and some interlocking directorates. In granting authority to make sales at market-based rates, the FERC typically also grants blanket approval for the issuance of securities and partial waiver of the restrictions on interlocking directorates.

Our facilities are subject to the FERC ratemaking regulation under the Federal Power Act. Our future facilities are also likely to be subject to the FERC jurisdiction on rates.

Natural Gas Act

Our facilities use natural gas as their primary fuel. Under the Natural Gas Act, the FERC has jurisdiction over certain sales of natural gas and over transportation and storage of natural gas in interstate commerce. The FERC has granted blanket authority to all persons to make sales of natural gas without restriction but continues to exercise significant oversight with respect to transportation and storage of natural gas services in interstate commerce.

Transmission of Wholesale Power

Generally, projects that sell power to wholesale purchasers other than the local utility to which the project is interconnected require the transmission of electricity over power lines owned by others. This transmission service over the lines of intervening transmission owners is also known as wheeling. The prices and other terms and conditions of transmission contracts are regulated by the FERC when the entity providing the transmission service is a jurisdictional public utility under the Federal Power Act.

The Energy Policy Act of 1992 laid the groundwork for a competitive wholesale market for electricity by, among other things, expanding the FERC’s authority to order electric utilities to transmit third-party electricity over their transmission lines, thus allowing qualifying facilities under PURPA, power marketers and those qualifying as exempt wholesale generators to more effectively compete in the wholesale market.

In 1996, the FERC issued Order No. 888, also known as the Open Access Rules, which require utilities to offer eligible wholesale transmission customers open access on utility transmission lines on a comparable basis to the utilities’ own use of the lines and directed jurisdictional public utilities that control a substantial portion of the nation’s electric transmission networks to file uniform, non-discriminatory open access tariffs containing the terms and conditions under which they would provide such open access transmission service. The FERC subsequently issued Order Nos. 888-A, 888-B and 888-C to clarify the terms that jurisdictional transmitting utilities are required to include in their open access transmission tariffs and Order No. 889, which required those transmitting utilities to abide by specified standards of conduct when using their own transmission systems to make wholesale sales of power, and to post specified transmission information, including information about transmission requests and availability, on a publicly available computer bulletin board.

Environmental Compliance

Introduction

We are subject to environmental regulation by federal, state and local authorities. We believe that our facilities are in substantial compliance with environmental regulatory requirements. However, possible future developments, such as the promulgation of more stringent environmental laws and regulations, future proceedings that may be initiated by environmental authorities, and settlements agreed to by other companies could affect the costs and the manner in which we conduct our business, and may also cause us to make substantial additional capital expenditures. We may not be able to recover these increased costs from our customers and our financial position and results of operations may be materially adversely affected as a result.

Typically, environmental laws and regulations require a lengthy and complex process for obtaining licenses, permits and approvals prior to construction, operation or modification of a project or generating facility. Meeting all the necessary requirements can delay or sometimes prevent the completion of a project, as well as require extensive modifications to projects, which may involve significant capital expenditures.

Federal-United States of America

Clean Air Act

Mercury Regulation —

The Clean Air Mercury Rule, or CAMR, published in the Federal Register on May 18, 2005, creates a market-based cap-and-trade program to reduce nationwide utility emissions of mercury in two distinct phases. In the first phase of the program, which will come into effect in 2010, the annual nationwide cap will be 38 tons. Emissions of mercury are to be reduced primarily by taking advantage of mercury reductions achieved by reducing sulpher dioxide and nitrous oxide emissions under the CAIR. In the second phase, which is to take effect in 2018, coal-fired power plants will be subject to a lower annual cap, which will reduce emissions nationwide to 15 tons. States may join the trading program by adopting the CAMR model trading rule in state regulations, or they may adopt regulations that mirror the necessary components of the model trading rule. States are not required to adopt a cap-and-trade program and may promulgate alternative regulations, such as command and control regulations, that are equivalent to or more stringent than the CAMR’s suggested cap-and-trade program. Any program adopted by a state must be approved by the United States Environmental Protection Agency, or US EPA.

Contemporaneous with the adoption of the CAMR, the US EPA rescinded its previous finding that mercury emissions from coal-fired power plants had to be regulated as a hazardous air pollutant pursuant to Section 112 of the federal Clean Air Act, which would have imposed technology-based standards. Litigation has been filed challenging the US EPA’s rescission action and claiming that the agency should have imposed technology-based limitations on mercury emissions instead of adopting a market-based program. Litigation was also filed to challenge the CAMR. As a result of these challenges, the CAMR rules and timetables may change.

If California implements the CAMR by adopting a cap-and-trade program for achieving reductions in mercury emissions, we may have the option to purchase mercury emission allowances, to install pollution control equipment, to otherwise alter our planned operations to reduce mercury emissions, or to implement some combination thereof.

National Ambient Air Quality Standards —

Ambient air quality standards for ozone and fine particulate matter were adopted by the US EPA in July 1997. The US EPA designated non-attainment areas for the 8-hour ozone standard on April 30, 2004, and for the fine particulate standard on January 5, 2005. Our facilities are located in counties that have been identified as being in non-attainment with both standards. States are required to revise their implementation plans for the ozone and particulate matter standards within three years of the effective date of the respective non-attainment designations. The revised state implementation plans are likely to require additional emission reductions from facilities that are significant emitters of ozone precursors and particulates. Any additional obligations on our facilities to further reduce their emissions of sulfur dioxide and nitrous oxide and fine particulates to address local non-attainment with the 8-hour ozone and fine particulate matter standards will not be known until the states revise their implementation plans. Depending upon the final standards that are adopted, we may incur substantial costs or experience other financial impacts resulting from required capital improvements or operational changes.

Employees

As of December 26, 2006, we had six full-time employees who are located in our executive offices in New York, New York, and one additional employee in California. None of our employees are represented by labor unions and we consider our employee relations to be good.

Description of Property

Our facilities consist of three power generation facilities located in Chula Vista, Escondido and Bakersfield, California. The Chula Vista and Escondido facilities have a gross nameplate capacity of approximately 44 MW each and the Bakersfield facility has a gross nameplate capacity of approximately 22 MW. Each facility is considered a "peaking facility" in that it is called to run only during periods of peak power demand. Our facility located in Escondido is situated on 1.6 acres of land also owned by us. Our facility located in Chula Vista resides on 3.8 acres, which we lease pursuant to a lease that expires in 2012, but is renewable at our option for up to two additional five year periods. The Bakersfield facility is located on approximately two acres, which we lease pursuant to a lease that expires in 2011, renewable at our option for up to two additional five year periods.

We lease our principal executive offices located at 26 Broadway, Suite 907, New York, New York, 10004. The offices, consisting of 1,320 square feet of space, are suitable to accommodate our space requirements for at least the next twelve months. The lease expires March 1, 2007, with monthly lease payments of $3,217.

Legal Proceedings

From time to time we may become a party to litigation or other legal proceedings that are part of the ordinary course of our business, involving routine litigation that is incidental to our business. Currently, no legal claims or proceedings are pending against us. To our knowledge, no proceeding against us is currently contemplated by any governmental authority.

MANAGEMENT

The following persons are our executive officers and directors and hold the offices set forth opposite their names.

Name	Age	Position
Karl W. Miller	41	Chief Executive Officer and Chairman of the Board of Directors
Martin Quinn	58	President, Chief Operating Officer and Director
Denis Gagnon	34	Chief Financial Officer and Director
Sen. Richard Bryan	69	Director
Frederick W. Buckman	60	Director
Michael Hamilton	59	Director
Dr. Peter Likins	70	Director
George Rountree III	73	Director

Our directors and officers hold office until the earlier of their death, resignation, or removal or until their successors have been qualified.

Executive Officers

Karl W. Miller has been our Chairman and Chief Executive Officer since May 2006. Mr. Miller served as the Managing Partner of MMC Energy North America LLC, our predecessor, and its affiliates beginning in August 2002. From October 2001 to January 2002, Mr. Miller served as a Senior Advisor, Europe, to Statkraft SF (Statkraft Energy Europe), an owner and manager of energy assets in Scandinavia and Europe. From January 2001 to October 2001, Mr. Miller was Senior Vice President, Head of Marketing, Business Development and Structured Transactions in North America for PG&E Corporation. Prior to that time, Mr. Miller held various executive operational and financial positions in the energy producing sector including Electricite de France, El Paso Energy and Chase Manhattan Bank. Mr. Miller holds an MBA from the Kenan-Flagler Business School at the University of North Carolina. He also holds a B.A. in Accounting from Catholic University located in Washington, DC.

Martin Quinn has been a director and our President and Chief Operating Officer since May 2006. Mr. Quinn served as Chief Operating Officer of MMC Energy North America LLC beginning in March 2005. Prior to that time, he served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Ridgewood Power, an independent power company with over 80 plants in the United States, Europe and the Middle East from February 1996 to May 2003. At Ridgewood Power, he managed all financial and operational aspects of the company. Prior to that, Mr. Quinn was the officer in-charge of the M&A function at Brown-Forman Corporation and NERCO, Inc., and he has been Chief Financial Officer of NORSTAR Energy and Controller of NERCO Inc., both energy companies. Mr. Quinn received his Bachelor of Science degree in Accounting and Finance from the University of Scranton, and is a Certified Public Accountant.

Denis Gagnon has been a director and our Chief Financial Officer since May 2006. Mr. Gagnon served as Chief Financial Officer of MMC North America LLC beginning in February 2005. Prior to that time, Mr. Gagnon served as Vice President at Deutsche Bank - Corporate Investments since June 2000 covering its venture capital, Latin America and Asia/Pacific private equity portfolios. Prior to that, Mr. Gagnon was an Associate at Gefinor (USA) Inc., manager of the Kaizen Breakthrough Partnership, L.P., or KBP, an LBO fund targeting control investments in underperforming, middle-market companies. Mr. Gagnon also served as acting chief financial officer for the Alexander Doll Company and Fournier Furniture, Inc., both portfolio companies of KBP. Mr. Gagnon is also a Director of Excel Dryer Corp. Mr. Gagnon holds an MBA from Columbia Business School and B.A. in Accounting from Babson College, and was a Certified Public Accountant in Massachusetts.

Directors

Senator Richard Bryan has been a director since September 2006. Former U.S. Senator Bryan holds the distinction of being the only Nevadan to have served as a State Legislator, Attorney General, Governor of Nevada and as a United States Senator. Since 2001, Senator Bryan has been a shareholder at Lionel Sawyer & Collins, Nevada’s largest law firm, where he is a member of the firm’s Executive Committee. His practice focuses on government relations at the federal, state and local levels, particularly in the areas of mining and public land use issues. Senator Bryan is the firm’s designated representative for Lex Mundi and for the State Capital Global Law Firm Group, both global organizations of major law firms.

Frederick W. Buckman has been a director since September 2006. Since 1999, Mr. Buckman has served as Chairman of Trans-Elect, Inc., an independent company engaged in the ownership and management of electric transmission systems, and as President of Frederick Buckman, Inc., a consulting firm located in Portland, Oregon. From 1994 to 1998, Mr. Buckman was President, Chief Executive Officer and Director of PacifiCorp, a holding company of diversified businesses, including an electric utility, based in Portland, Oregon. Mr. Buckman serves as Lead Director of StanCorp, chairs the Nominating and Corporate Governance Committee, and serves on the Organization and Compensation Committee.

Michael Hamilton has been a director since August 2006. Mr. Hamilton is a Senior Managing Director at FTI Consulting. Mr. Hamilton joined FTI Consulting in 2003, where he focuses on business turnaround and restructuring services, specializing in the energy industry. Mr. Hamilton’s industry experience includes advisories on energy policy, bankruptcy, restructuring, contract negotiation, work-out strategies, financial model development, merger analysis, due diligence, maximizing unsecured claims, settlement negotiation, stranded investment strategy, risk management, and ISO and power exchange. From 1988 to 2003, Mr. Hamilton was a partner at PricewaterhouseCoopers LLP, where he was responsible for the firm’s domestic utility audit practice. Mr. graduated from St. Francis College with a B.S. in accounting. He is a certified public accountant in a number of states.

Dr. Peter Likins has been a director since August 2006. Dr. Likins was appointed as the 18th president of The University of Arizona on July 22, 1997 and retired at the end of the 2005-6 academic year. Previously, he was the president of Lehigh University for 15 years. Dr. Likins was a charter member of the NCAA Presidents Commission and served on the NCAA Division I Board of Directors. He is a member of the National Academy of Engineering and has served on the U.S. President’s Council of Advisors on Science and Technology. Dr. Likins also serves on the board of Consolidated Edison Co.

George Rountree III has been a director since July 2006 and currently also is the Lead Independent Director of our board of directors. Mr. Rountree has been an attorney in private practice in Wilmington, North Carolina since 1962. He has been a senior partner in the firm of Rountree, Losee & Baldwin, LLP and its predecessors since 1965. In June 2004, Mr. Rountree was inducted into the North Carolina Bar Association General Practice Hall of Fame. Mr. Rountree has been a director of Southern Union Company (NYSE: SUG) since 1990.

Corporate Governance and Board Composition

Our board of directors is comprised of at least a majority of independent directors. Our board of directors believes that it is useful and appropriate to have our Chief Executive Officer also serve as the chairman of our board of directors.

Independent Directors. Each of our directors other than Messrs. Miller, Quinn and Gagnon qualifies as an independent director in accordance with the published listing requirements of the American Stock Exchange and the other national securities exchanges. In addition, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board Structure and Committees. Our board of directors has established an audit committee, a compensation committee, a nomination and corporate governance committee, and a finance committee. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time as appropriate. The independent directors of our board of directors also will hold separate regularly scheduled executive session meetings at which only independent directors are present. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors qualifies as an independent director. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted on our Web site at www.mmcenergy.com under the Corporate Governance section. The inclusion of our Web site address in this prospectus does not include or incorporate by reference the information on our Web site into this prospectus.

Audit Committee. The audit committee of our board of directors reviews and monitors our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, and has established such procedures to become effective upon the effectiveness of the registration statement of which this prospectus forms a part. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by our audit committee before we enter into them. The current members of our audit committee are Frederick Buckman, Peter Likins and Michael Hamilton (Chair).

In addition to qualifying as independent, each member of our audit committee can read and has an understanding of fundamental financial statements.

Our audit committee includes at least one member who has been determined by our board of directors to meet the qualifications of an audit committee financial expert in accordance with SEC rules. Mr. Hamilton is the independent director who has been determined to be an audit committee financial expert.

Compensation Committee. The compensation committee of our board of directors reviews, makes recommendations to the board and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, stock options and other incentive compensation arrangements. In addition, our compensation committee will administer our stock option plans, including reviewing and granting stock options, with respect to our executive officers and directors, and may from time to time assist our board of directors in administering our stock option plans with respect to all of our other employees. Our compensation committee also reviews and approves other aspects of our compensation policies and matters. The current members of our compensation committee are Sen. Richard Bryan and George Rountree III (Chair).

Nomination and Governance Committee. The nomination and governance committee of our board of directors will review and report to our board of directors on a periodic basis with regard to matters of corporate governance, and will review, assess and make recommendations on the effectiveness of our corporate governance policies. In addition, our nomination and governance committee will review and make recommendations to our board of directors regarding the size and composition of our board of directors and the appropriate qualities and skills required of our directors in the context of the then current make-up of our board of directors. This will include an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders’ long-term interests. These factors, and others as considered useful by our nomination and governance committee, will be reviewed in the context of an assessment of the perceived needs of our board of directors at a particular point in time. As a result, the priorities and emphasis of our nomination and governance committee and of our board of directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors.

Our nomination and governance committee will establish procedures for the nomination process and lead the search for, select and recommend candidates for election to our board of directors (subject to legal rights, if any, of third parties to nominate or appoint directors). Consideration of new director candidates typically will involve a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our board of directors typically have been suggested by other members of our board of directors or by our executive officers. From time to time, our nomination and governance committee may engage the services of a third-party search firm to identify director candidates. Our nomination and governance committee will select the candidates for election to our board of directors. Candidates proposed by stockholders will be evaluated by our nomination and governance committee using the same criteria as for all other candidates. The members of our nomination and governance committee are George Rountree III and Sen. Richard Bryan (Chair).

Finance Committee. Our finance committee reviews, in conjunction with our executive team, and has the power to approve on behalf of the board of directors, any and all strategies, plans, policies and actions related to corporate finance, including the following:

o	capital structure plans and strategies and specific equity and/or debt financings;

o	mergers, acquisitions and divestitures;

o	capital expenditure plans and strategies and specific capital projects;

o	strategic and financial investment plans and strategies and specific investments; and

o	cash management plans and strategies and all activities relating to cash accounts and cash investments portfolio.

The current members of our finance committee are Frederick Buckman, Michael Hamilton and Peter Likins (Chair).

Code of Ethics and Business Conduct. Our board of directors has adopted a code of ethics and business conduct that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and directors. The full text of our code of ethics and business conduct is posted on our Web site at www.mmcenergy.com under the Corporate Governance section. We intend to disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), at the same location on our Web site identified above and also in a Current Report on Form 8-K within four business days following the date of such amendment or waiver. The inclusion of our Web site address in this prospectus does not include or incorporate by reference the information on our Web site into this prospectus.

Directors’ Compensation

Upon the recommendation of the Compensation Committee, the full board of directors approved an annual compensation arrangement for our independent directors effective October 1, 2006. Such arrangement is comprised as follows:

Annual Fee. Each independent director will receive an annual cash retainer in the amount of $20,000, paid quarterly in arrears, commencing on October 1, 2006.

Meeting Fees. For each board of directors and committee meeting attended in person, an independent director will receive $500; provided that a committee member shall not be compensated for attendance at any committee meeting if such director is already entitled to compensation for attending a board of directors meeting held the same day.

Finance Committee Chair. The chair of the Finance Committee of the board of directors will receive an annual cash retainer of $10,000.

Audit Committee Chair. The chair of the Audit Committee of the board of directors will receive an annual cash retainer of $10,000.

Other Committee Chairs. The chair of each other committee of the board of directors, excluding the Finance Committee and the Audit Committee, will receive an annual cash retainer of $6,000.

Lead Independent Director. The lead independent director of the Board of Directors of the Company, currently George Rountree, III, will receive an annual cash retainer of $6,000.

  At the time the foregoing compensation structure was approved, upon the of the recommendation of the Compensation Committee, the board of directors also approved a one-time payment of $3,000 for three of our independent directors for services rendered prior to October 1, 2006 and a one-time payment of $15,000 to our lead independent director for services rendered in that capacity prior to October 1, 2006. At that time, the board also approved a one-time the award of 12,685 shares of restricted common stock to each of our independent directors (12,048 shares in the case of Mr. Buckman, who was formally appointed to the board subsequent to the relevant board meeting). The terms of these awards provide that such shares are subject to forfeit if the relevant independent director ceases to serve as a director prior to May 15, 2007, at which time such award is fully vested.

Executive Compensation

No compensation was paid to our executive officers during the fiscal year ended December 31, 2005, or any previous fiscal year. Also, no options or freestanding stock appreciation rights were granted to our executive officers during the fiscal year ended December 31, 2005, or any previous fiscal year.

Agreements with Executive Officers

Messrs. Miller, Quinn and Gagnon have entered into employment agreements with us pursuant to which they hold the positions of Chairman and Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer, respectively.

Karl Miller. We entered into an employment agreement with Mr. Miller on May 15, 2006. The term of the agreement runs until May 15, 2011, subject to automatic one-year renewal terms. The agreement provides for an annual base salary of $225,000. The Compensation Committee will review Mr. Miller’s salary on an annual basis and make a recommendation to the board of directors about whether his salary should be adjusted. Mr. Miller will not be present during such deliberations. Mr. Miller is also eligible to receive an annual bonus, in an amount to be determined by the board of directors, provided that we meet certain performance-related and operating targets. Mr. Miller received an option to purchase 500,000 shares of our common stock when he entered into the employment agreement. This option has an exercise price of $1.00 per share and is subject to a stock option agreement under which one-third of the option vests on each anniversary date of the grant.

Mr. Miller is also eligible to receive standard employee benefits. If we terminate Mr. Miller without “cause,” he will be entitled to severance pay equal to his salary and benefits through the scheduled termination date of the agreement on May 15, 2011. In the event of termination for “cause,” Mr. Miller will not be entitled to severance pay. In either case, Mr. Miller will be precluded from competing with us for one year following his termination date.

Martin Quinn. We entered into an employment agreement with Mr. Quinn on May 15, 2006. The term of the agreement runs until May 15, 2009, subject to automatic one-year renewal terms. The agreement provides for an annual base salary of $175,000. The Compensation Committee will review Mr. Quinn’s salary on an annual basis and make a recommendation to the board of directors about whether his salary should be adjusted. Mr. Quinn is also eligible to receive an annual bonus, in an amount to be determined by the board of directors, provided that we meet certain performance-related and operating targets. Mr. Quinn received an option to purchase 250,000 shares of our common stock when he entered into the employment agreement. This option has an exercise price of $1.00 per share and is subject to a stock option agreement under which one-third of the option vests on each anniversary date of the grant.

Mr. Quinn is also eligible to receive standard employee benefits. If we terminate Mr. Quinn without “cause,” he will be entitled to severance pay equal to his salary and benefits through the scheduled termination date of the agreement on May 15, 2009. In the event of termination for “cause,” Mr. Quinn will not be entitled to severance pay. In either case, Mr. Quinn will be precluded from competing with us for one year following his termination date.

Denis Gagnon. We entered into an employment agreement with Mr. Gagnon on May 15, 2006. The term of the agreement runs until May 15, 2009, subject to automatic one-year renewal terms. The agreement provides for an annual base salary of $150,000, which was increased to $175,000 by our board of directors effective August 1, 2006. The Compensation Committee will review Mr. Gagnon’s salary on an annual basis and make a recommendation to the board of directors about whether his salary should be adjusted. Mr. Gagnon is also eligible to receive an annual bonus, in an amount to be determined by the board of directors, provided that we meet certain performance-related and operating targets. Mr. Gagnon received an option to purchase 200,000 shares of our common stock when he entered into the employment agreement. This option has an exercise price of $1.00 per share and is subject to a stock option agreement under which one-third of the option vests on each anniversary date of the grant.

Mr. Gagnon is also eligible to receive standard employee benefits. If we terminate Mr. Gagnon without “cause,” he will be entitled to severance pay equal to his salary and benefits through the scheduled termination date of the agreement on May 15, 2009. In the event of termination for “cause,” Mr. Gagnon will not be entitled to severance pay. In either case, Mr. Gagnon will be precluded from competing with us for one year following his termination date.

2006 Stock Incentive Plan

Our 2006 Stock Incentive Plan currently provides for the issuance of up to 5,000,000 shares of our common stock. As of December 22, 2006, options to acquire 1,070,000 shares of our common stock were issued and outstanding under the plan. On July 26, 2006, our board of directors voted to amend the 2006 Stock Incentive Plan to increase the number of shares authorized and reserved for issuance thereunder from 2,000,000 shares to 5,000,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events), and our stockholders approved this increase at a meeting held on September 19, 2006.

Our 2006 Stock Incentive Plan authorizes the grant of stock options, stock appreciation rights and restricted stock. The Compensation Committee of our board of directors administers the plan. The committee has the sole power and authority, consistent with the provisions of the plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The committee may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, accelerate or change the exercise time of awards or waive any restrictions or conditions to an award.

We can grant a variety of awards under the plan. We can grant options to purchase shares of our common stock that either are intended to qualify as incentive stock options under the Internal Revenue Code or that do not qualify as incentive options. The Compensation Committee can determine the option exercise price, the term of each option, the time when each option may be exercised and, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

We also can grant rights to receive a number of shares or cash amounts, or a combination of the two that is based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee. We can award shares of our common stock at no cost or for a purchase price. These stock awards may be subject to restrictions at the Compensation Committee’s discretion.

We also can grant performance awards to participants entitling the participants to receive shares of restricted stock, subject to terms and conditions determined by the Compensation Committee.

OPTION / SAR GRANTS IN LAST FISCAL YEAR

There were no option or stock appreciation grants made in the fiscal year ended December 31, 2005. During 2006, Messrs. Miller, Quinn and Gagnon were granted options on the following terms:

Name	# OF SHARES	EXERCISE PRICE	VESTING SCHEDULE	EXPIRATION
Karl W. Miller	500,000	$1.00/share	33.33% on May 15, 2007 33.33% on May 15, 2008 33.33% on May 15, 2009	May 15, 2016

Martin Quinn	250,000	$1.00/share	33.33% on May 15, 2007 33.33% on May 15, 2008 33.33% on May 15, 2009	May 15, 2016

Denis Gagnon	200,000	$1.00/share	33.33% on May 15, 2007 33.33% on May 15, 2008 33.33% on May 15, 2009	May 15, 2016

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On May 15, 2006, a wholly-owned subsidiary of MMC Energy, Inc. merged with and into MMC Energy North America LLC, a Delaware limited liability company. Prior to this merger, MMC North America LLC acquired our power generating facilities located in Chula Vista and Escondido, California and otherwise conducted our current business as described throughout this prospectus. Prior to this merger, MMC Energy, Inc. (the Nevada corporation) did not conduct meaningful operations. As a result of the merger, MMC Energy, Inc. thus acquired the business of MMC Energy North America LLC, including the power generating facilities, and the former members of MMC Energy North America LLC received shares of common stock of MMC Energy, Inc. Karl Miller, Martin Quinn and Denis Gagon, each of whom is an executive officer and director our company, were the principal equity holders of MMC Energy North America LLC. Pursuant to the merger, Mr. Miller exchanged his equity in the limited liability company for 4,619,559 shares of our common stock, Mr. Quinn exchanged his equity in the limited liability company for 4,097,088 shares of our common stock and Mr. Gagnon exchanged his equity in the limited liability company for 1,692,352 shares of our common stock.

Contemporaneously with the closing of the merger, we split off our wholly-owned subsidiary, High Tide Leasco, Inc., a Nevada corporation, through the sale of all of the outstanding capital stock of High Tide Leaseco. We executed a Split Off Agreement with Brent Peters, Douglas Smith, MMC North America and High Tide Leaseco. Mr. Peters was President and Chief Executive Officer of High Tide, and Mr. Smith was Chief Financial Officer, Treasurer and a Director of High Tide. In connection with the merger, Mr. Peters and Mr. Smith resigned from our company.

From January 9, 2006 and continuing through closing of the merger on May 15, 2006, an entity named MMC Energy Management LLC provided certain management services to us. MMC Energy Management LLC was owned by Messrs. Miller, Gagnon and Quinn. MMC Energy Management LLC was paid an aggregate of $260,000 for management services provided to us from January 9, 2006 to June 30, 2006. Subsequent to the merger consummated in May 2006, we ceased the operations of MMC Energy Management LLC and we later dissolved the entity.

On January 31, 2006, one of our wholly-owned subsidiaries entered into a Loan and Security Agreement with TD Banknorth providing for a $3.5 million senior debt facility, including a $3.0 million term loan and a $500,000 revolving loan. The loans are collateralized by our Chula Vista and Escondido facilities and are personally guaranteed, jointly and severally, by Messrs. Miller, Quinn and Gagnon and we have agreed to indemnify such individuals if they are called upon to make any payments under this guaranty.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of December 26, 2006 by:

(1) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of the Common Stock;

(2) each of our directors and named executive officers; and

(3) all of our executive officers and directors as a group;

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of December 26, 2006 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

The percentage of shares beneficially owned is based on 47,688,756 shares of common stock outstanding as of December 26, 2006.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is 26 Broadway, Suite 907, New York, NY 10004.

	Shares Beneficially Owned
	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding

Name and Address of Beneficial Owner
Executive Officers and Directors:
Karl W. Miller	4,619,559	9.7%
Martin Quinn	4,097,088	8.6%
Denis Gagnon	1,692,352	3.6%
George Rountree III	1,400,033	2.9%
Sen. Richard Bryan	12,685	*
Frederick W. Buckman	12,685	*
Michael Hamilton	17,685	*
Dr. Peter Likins	12,685	*

Directors and Executive Officers as a Group (8 Persons)	11,864,772	24.9%

* Less than 1%.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following summary of our capital stock and certain provisions of our Certificate of Incorporation and Bylaws do not purport to be complete and are qualified in their entirety by the provisions of those documents, copies of which have been filed with the SEC.

Common Stock

As of December 26, 2006, there were 47,688,756 shares of our common stock outstanding, that were held of record by approximately 165 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with liquidation, voting and conversion rights may adversely affect the holders of common stock, including the loss of voting control to others.

Options and Warrants

Under the terms of our 2006 Stock Incentive Plan, we may issue incentive awards that may include the issuance of up to 5,000,000 shares of our common stock. As of December 26. 2006, we had outstanding options to purchase 1,070,000 shares of our common stock under the plan at a weighted average exercise price of $1.00 per share. As of December 26, 2006, there were outstanding warrants to purchase up to 450,000 shares of our common stock at a weighted average exercise price of $0.01.

Registration Rights

In connection with the issuance of the shares of our common stock in our private placements consummated in May 2006, we entered into a Registration Rights Agreement with the purchasers of such shares that obligates us to file a registration statement to permit the resale of such shares. This registration statement was originally required to be filed by us no later than September 12, 2006. Under the registration rights agreement, if the registration statement was not filed with the SEC by that date or if the SEC did not declare the registration statement effective within 120 days after filing, we would have been required to pay liquidated damages to the holders of the shares issued in the private placements in cash equal to 1% per month of the purchase price of the shares issued, or $120,000 per month, until 12 months after the date of issue. From that point forward, penalties would have been limited to only those shares that were not otherwise freely tradable under Rule 144 under the Securities Act, which rule limits the volume of shares that may be resold by each holder for a period from 12 to 24 months after the date they were issued.

On October 17, 2006, a majority of the holders of these shares approved an extension of the filing deadline to December 31, 2006, and agreed to cap aggregate registration penalties at 12% of their investment. However, the aforementioned penalties accrued up to October 17, 2006 were not explicitly waived. Accordingly, we have reserved for such penalties for the period from September 13, 2006 through October 17, 2006, or 34 days, at the rate of 1% per month, amounting to $136,000 charged to non-operating financing costs. We filed this registration statement on or about December 27, 2006 and if this registration statement is not declared effective within 120 days of that filing, then we would become subject to additional penalties at the rate of $120,000 per month, subject to an overall limit of approximately $258,000 in the aggregate, representing 2.1% of the net proceeds from the common stock issued in the private placements, inclusive of the penalties incurred to date.

Once effective, we are required under the agreement to maintain the effectiveness of this registration statement through May 2007 and to use our best efforts to maintain the effectiveness of this registration statement through the second anniversary of the date the registration statement is declared effective by the SEC or until the holding period of Rule 144(k) of the Securities Act has been satisfied for the holders of these shares, whichever is earlier.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Bylaws and Delaware Law

Some provisions of Delaware law and our Certificate of Incorporation and Bylaws could make the following transactions more difficult:

o	our acquisition by means of a tender offer;

o	our acquisition by means of a proxy contest or otherwise; or

o	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, and also are intended to provide management with flexibility to enhance the likelihood of continuity and stability in our composition if our board of directors determines that a takeover is not in our best interests or the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, outweigh the disadvantages of discouraging takeover proposals because negotiation of takeover proposals could result in an improvement of their terms.

Stockholder Meetings. Under our Bylaws, only the board of directors, the Chairman of the Board or our Chief Executive Officer may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination of interested stockholder status did own, 15% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Elimination of Stockholder Action by Written Consent. Our Certificate of Incorporation restricts the right of stockholders to act by written consent without a meeting.

No Cumulative Voting. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. Such preferred stock designation is commonly referred to as adoption of a “poison pill”.

Amendment of Charter Provisions. The amendment of certain of the above provisions in our amended and restated certificate of incorporation requires approval by holders of at least two-thirds of our outstanding common stock.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. Its telephone number is (212) 509-4000.

Indemnification; Limitation of Liability

We have entered into indemnification agreements with each of our directors. The form of agreement provides that we will indemnify each of our directors against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our Certificate of Incorporation and our Bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding.

Our Certificate of Incorporation and Bylaws contain provisions relating to the limitation of liability and indemnification of directors. The Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

o	for any breach of the director’s duty of loyalty to us or our stockholders;

o	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

o	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

o	for any transaction from which the director derives any improper personal benefit.

Our Certificate of Incorporation also provides that if Delaware law is amended after the approval by our stockholders of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of our Certificate of Incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our Certificate of Incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the Certificate of Incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that we are authorized to enter into indemnification agreements with our directors and officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

o	through the writing of options, whether such options are listed on an options exchange or otherwise;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately negotiated transactions;

o	short sales;

o	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o	a combination of any such methods of sale; and

o	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by DLA Piper US LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and from the date of our inception on February 7, 2005 through December 31, 2005, included in this prospectus, have been audited by Russell Bedford Stefanou Mirchandani, LLP, independent certified public accountants, and are included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports we file, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Investors may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Investors can request copies of these documents upon payment of a duplicating fee by writing to the SEC. The reports we file with the SEC are also available on the SEC’s Internet site (www.sec.gov).

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares the selling stockholders are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

Index to Consolidated Financial Statements

Page
INTERIM FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of September 30, 2006 (unaudited) and December 31, 2005	F-2
Condensed Consolidated Statements of Operations (unaudited) for the nine months ended September 30, 2006 and for the period February 7, 2005 (date of inception) through September 30, 2005	F-3
Condensed Consolidated Statement of Stockholders' Equity (unaudited) for the nine months ended September 30, 2006	F-4
Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 2006 and for the period February 7, 2005 (date of inception) through September 30, 2005	F-5
Notes to Condensed Consolidated Financial Statements (unaudited)	F-7 to F-17
AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Certified Public Accounting Firm	F-19
Consolidated Balance Sheet as of December 31, 2005	F-20
Consolidated Statement of Operations for the period February 7, 2005 (date of inception) through December 31, 2005	F-21
Consolidated Statement of Members’ Equity for the period February 7, 2005 (date of inception) through December 31, 2005	F-22
Consolidated Statement of Cash Flows for the period February 7, 2005 (date of inception) through December 31, 2005	F-23
Notes to Consolidated Financial Statements	F-24 to F-36

MMC ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(unaudited)

Assets
Current assets:
Cash and equivalents	$10,309,684	$3,009,010
Accounts receivable, net	10,613	-
Unbilled receivables	100,294	-
Prepaids	644,273	200,000
Total current assets	11,064,864	3,209,010

Property, plant and equipment, net	3,073,345	-
Deferred acquisition costs	227,208	379,624
Long-term deposits	75,000	-
Total Assets	$14,440,417	$3,588,634

Liabilities & Stockholders' equity
Current Liabilities:
Current maturities of long-term debt	$444,456	$-
Accounts payable	538,151	381,554
Deferred revenue	140,600	-
Other accrued expenses	513,212	12,000
Deposits for subscribed membership interests	-	3,008,333
Total current liabilities	1,636,419	3,401,887

Long-term debt	2,481,468	-
Commitments & contingencies

Stockholders' Equity
Common stock; 300,000,000 shares authorized with 47,688,756 issued and outstanding as of September 30, 2006 and 1,411,013 shares issued and outstanding as of December 31, 2005, $.001 par value	47,689	1,411
Additional paid-in capital	15,074,917	208,561
Accumulated deficit	(4,800,076)	(23,225)
Total stockholders' equity	10,322,530	186,747
Total liabilities and stockholders' equity	$14,440,417	$3,588,634

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements

MMC ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended September 30,	February 7, 2005 (date of inception) to September 30,
	2006	2005
Operating revenues:
Energy production	$712,320	$-
Ancillary services	1,693,853	-
Resource adequacy capacity	380,000
Total operating revenues	2,786,173	-
Costs of sales:
Costs of energy production	345,266	-
Costs of ancillary services	353,051	-
Costs of resource adequacy capacity	25,000	-
Total costs of sales	723,317	-
Gross Profit	2,062,856	-
Operating expenses:
Operations and maintenance	1,442,501	-
Re-commissioning expenses	2,155,796	-
General and administrative expenses	3,109,987	-
Total operating expenses	6,708,284	-
Income (Loss) from operations	(4,645,428)	-
Other expenses (income)
Other expenses, net	131,423	-
Total other expense	131,423	-
Net income (loss) before provision for income taxes	(4,776,851)	-
Provision for income taxes	-	-
Net income (loss)	$(4,776,851)	$-

Basic income (loss) per common share
Net income (loss) per share	$(0.13)	$-

Weighted average shares outstanding	35,712,498	-

Diluted income (loss) per common share
Net income (loss) per share	$(0.13)	$-

Weighted average shares outstanding	35,712,498	-

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements

MMC ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006
(Unaudited)

	MMC	Common	Common	Additional		Total
	North America	Shares	Stock	Paid-in	Accumulated	Stockholders'
	Member Interest	$.001 Par Value	Amount	Capital	Deficit	Equity
Balance at December 31, 2005	$209,972		$-	$-	$(23,225)	$186,747
Capital subscribed	3,008,333	-	-	-	-	3,008,333
Cash contributions, net	165,028	-	-	-	-	165,028
High Tide Shares retained by High Tide stockholders in connection with merger with MMC North America on May 15, 2006	-	11,750,000	11,750	-	-	11,750
Shares issued to MMC North America members in relation to merger with High Tide on May 15, 2006	(3,383,333)	23,875,000	23,875	3,359,458	-	-
Stock awards and options	-	62,788	63	89,563	-	89,626
Common shares issued for cash	-	12,000,968	12,001	11,625,896	-	11,637,897
Net loss	-	-	-	-	(4,776,851)	(4,776,851)
Balance at September 30, 2006	$-	47,688,756	$47,689	$15,074,917	$(4,800,076)	$10,322,530

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements

MMC ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30, 2006	February 7, 2005 (date of inception) to September 30, 2005
Operating Activities of Continuing Operations

Net loss	$(4,776,851)	$-

Adjustments to reconcile net (loss) to cash used in operating activities
Depreciation and amortization	464,288	-
Stock-based compensation	89,625	-
Acquisition costs	11,750
Changes in current assets & liabilities
(Increase) in current assets	(555,180)	-
Increase in current liabilities	1,178,034	-
Increase in long-term deposits	(75,000)

Net cash used by operations	(3,663,334)	-

Investing Activities of Continuing Operations
Purchases of property, plant and equipment	(3,537,633)	-
Deferred acquisition costs	(227,208)

Net cash used by investing activities	(3,764,841)	-

Financing Activities of Continuing Operations
Proceeds from issuance of long-term debt	3,000,000	-
Repayment of long-term debt	(74,076)
Member interest issued, net	165,028
Proceeds from issuance of stock, net	11,637,897	-

Net cash provided by financing activities	14,728,849	-

Net increase in cash and cash equivalents	7,300,674	-
Beginning cash and cash equivalents at beginning of period	3,009,010	-
Cash and cash equivalents at end of period	$10,309,684	$-

Supplemental Disclosures:
Cash paid for taxes	$-	$-
Cash paid for interest	$131,915	$-

Non-cash investing and financing activities
Subscription agreements for member interests of that were subscribed and paid up in 2005 but not accepted by the company until January 3, 2006	$3,008,333	$-
Stock-based compensation	89,625	-
Acquisition costs in reverse merger with High Tide Ventures, Inc.	11,750	-

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements

MMC ENERGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

General

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Regulation S-X, and therefore, do not include all the information necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The unaudited condensed consolidated financial statements should be read in conjunction with the Form 8-K Current Report dated and filed on May 15, 2006, which includes the audited financial statements of MMC Energy North America and notes thereto for the period from February 7, 2005 (date of inception) to December 31, 2005.

Organization and Line of Business

The Company is a North American energy acquisition company, which primarily acquires and operates power generation and associated energy infrastructure assets. The Company's mission is to create long-term value from deep discount acquisitions through a dual focus on structuring disciplined acquisitions and hands on post-acquisition asset management.

MMC Energy North America, LLC (“MMC North America”) was formed under the laws of the State of Delaware on February 7, 2005. On January 9, 2006, MMC North America acquired substantially all of the assets of Dispersed Generating Company, LLC (the “Seller”), consisting primarily of two power generating facilities located in the San Diego, California area (the “Facilities”). MMC North America was in the development stage, as defined by Statement of Financial Accounting Standards No. 7 (“SFAS No. 7”) until June 12, 2006, at which time it completed the re-commissioning of the Facilities and commenced normal operations and revenue recognition. MMC North America in turn formed two wholly-owned subsidiaries, MMC Chula Vista, LLC and MMC Escondido, LLC, both of which are Delaware limited liabilities companies, and each of which holds one of the two Facilities. On May 15, 2006, as described in more detail under Note 10 below, MMC North America merged with MMC Energy, Inc., a Nevada corporation, with the latter entity succeeding to the business of MMC North America.

On September 22, 2006, the Company was reincorporated as a Delaware corporation by means of a merger of the existing Nevada corporation with and into MMC Energy, Inc., a newly-formed Delaware corporation. Pursuant to the reincorporation merger, the Delaware corporation succeeded to the business of the Nevada corporation and the separate existence of the Nevada corporation ceased.

All significant inter-company transactions and balances have been eliminated in consolidation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Revenue Recognition

For revenue from products and services, the Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered/services rendered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or services have not been rendered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or services have been rendered or no refund will be required.

On December 17, 2003, the SEC staff released Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition.  The staff updated and revised the existing revenue recognition in Topic 13, Revenue Recognition, to make its interpretive guidance consistent with current accounting guidance, principally EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”  Also, SAB 104 incorporates portions of the Revenue Recognition in Financial Statements - Frequently Asked Questions and Answers document that the SEC staff considered relevant and rescinds the remainder. The Company's revenue recognition policies are consistent with this guidance; therefore, this guidance will not have an immediate impact on the Company's financial statements.

The Company records revenues in connection with delivering electric power and ancillary services, generally being on call to provide power on ten minutes notice, to the California Independent System Operator (“CAISO”), or such other third parties as it may contract with directly from time to time. The Company commenced earning revenues during June 2006. In the event that the Company is compensated for services before they are rendered, the Company will record deferred revenue in the liability section of its balance sheet.

Revenues consist of energy production, ancillary services, which the Company earns by having its capacity available on ten minutes notice to provide critical real time balancing services to the power grid, and contracted resource adequacy capacity revenues.

Energy Production - The provision of electric power to a local power grid through day ahead and real time auctions managed by the ISO, the “merchant market”, or through bilateral agreements with a utility or other direct counterparty. As MMC has no outstanding power purchase agreements or other contracted energy production, all of its revenues are earned in the merchant market.

Ancillary Services - Although there are several types of ancillary services, the Company, to date, primarily provides “spin” and “non-spin” services which call for the facilities to be delivering the awarded capacity within 10 minutes of dispatch whether connected to the grid (spin) or not (non-spin). Spin services typically offers higher rates.

Capacity Revenues - Regulatory capacity payments for generators of any type based strictly on total installed capacity measured in megawatts (MW). In the CAISO market where the Company currently operates exclusively, market-based capacity revenues are earned through Resource Adequacy contracts. The resource adequacy capacity amount cannot exceed the Qualified Capacity amount for the resource. Qualified Capacity is certified by the CAISO and the California Public Utility Commission. For 2006, the Escondido and Chula Vista were certified by CAISO and the CPUC for 40 MW each.

Income Taxes

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, deferred income taxes are the result of the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities. Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability. Those items not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. A valuation allowance is provided against deferred income tax assets in circumstances where management believes the recoverability of a portion of the assets is not reasonably assured. Losses incurred will be carried forward as applicable per SFAS 109 and the Internal Revenue Code and potentially may used to offset taxable net income generated in the future. The Company has no history of generating taxable net income and may not recognize any tax benefit on losses incurred currently.

Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all time deposits and highly liquid debt instruments purchased that mature in three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed principally by the straight-line method at rates based on estimated useful lives as follows:

Automobiles	5 years
Office equipment	3 years
Machinery and equipment	5 years

Long-Lived Assets

The Company reviews annually, and as circumstances dictate, the carrying amount of its property and equipment and patents. The purpose of these reviews is to determine whether the carrying amounts are recoverable. Recoverability is determined by examining and comparing respective carrying amounts versus expected revenue streams from the related businesses. The amount of impairment, if any, is measured based on the excess of the carrying value over the fair value.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit for each institution.

Concentration of credit risk with respect to accounts receivable is high due to the relatively small number of entities comprising the Company's customer base. The Company's revenues earned on contracts for the three and nine month periods ending September 30, 2006 were comprised of 85% and 87%, respectively, from one customer, the CAISO. The Company received the balance of its revenues from Oxy, Inc.

Seasonal Nature of Business

The Company's business is seasonal, with a relatively high proportion of revenues and operating cash flows generated during the third quarter of the fiscal year, which include the peak summer months for energy demand. As the Company derives most of its revenues from selling energy and ancillary services at spot market prices, as opposed to under longer term fixed-price contracts, its revenues and operating income are highly exposed to the seasonal fluctuation in commodity pricing, which corresponds to peak demand.

Geographical Concentration Risk

The Company's Facilities are located in greater San Diego, California, and generally provide power only in that state. Accordingly, the Company's operations are highly regulated by the local San Diego Air Permit Control Board, the CAISO and other related state and local agencies, as well as the Federal Energy Regulation Commission. Such organizations establish certain rules and limitations on operations and require that the Company maintain in good standing several required licenses and permits, such as limits on air emissions. These organizations may from time to time change the rules under which the Company operates and derives its revenues. The Company's licenses and permits were, generally, transferred with the Facilities from the Seller, and the Company believes it has all such required licenses and permits to conduct its operations.

Advertising

The Company follows the policy of charging the costs of advertising to expenses incurred. The Company incurred no advertising costs for the period ended September 30, 2006.

Comprehensive Income

Statement of Financial Accounting Standards No. 130 (“SFAS 130”), “Reporting Comprehensive Income,” establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items of comprehensive income in the period presented.

Segment Information

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company currently has only one operating segment.

Use of Estimates

In the normal course of preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include the collectibility of accounts receivable, the realizability of inventories, the amounts due under accounts payable and the valuation allowance of deferred tax assets. Actual results could differ from those estimates.

Basic and Diluted Income (Loss) Per Share

Basic and diluted loss per common share is based upon the weighted average number of common shares outstanding during the fiscal year under the provisions of SFAS No. 128, Earnings Per Share and as amended/superseded in SFAS No. 123(R), Share-Based Payment. As the Company incurred a net loss for the nine months ended September 30, 2006 dilutive shares presented for that period are the same as basic shares outstanding. There are no anti-dilutive securities issued and outstanding. Below is a reconciliation of basic to diluted shares outstanding for the applicable period:

Nine Months Ended September 30, 2006
Weighted average shares outstanding - Basic	35,712,498
Dilutive effect of assumed exercise of employee stock options, warrants and immediate vesting of unvested stock awards	-
Weighted average shares outstanding - Diluted	35,712,498

Stock-Based Compensation

As of the merger described in Note 10 below, MMC adopted SFAS No. 123(R) which no longer permits the use of the intrinsic value method under APB No. 25. The Company uses the modified prospective method to adopt SFAS No. 123(R), which requires compensation expense to be recorded for all stock-based compensation granted on or after January 1, 2006, as well the unvested portion of previously granted options. The Company is recording the compensation expense on a straight-line basis, generally over the explicit service period of three years (except for retirement eligible employees and retirees). The Company made no stock-based compensation grants before January 1, 2006 and therefore has no unrecognized stock compensation related liabilities or expense unvested or vested prior to 2006.

The following tables illustrates the effect that adoption of SFAS No. 123(R) had on the Company's nine months ending September 30, 2006 results and cash flows as well as the parameters used in the valuation of options granted in the first nine months of 2006.
	Under Pre-SFAS No.123 (R) Accounting	SFAS No. 123( R) Impact	Actual Nine Months Ended September 30, 2006
Earnings before taxes	$(4,687,226)	$(89,625)	$(4,776,851)
Net Earnings	(4,687,226)	(89,625)	(4,776,851)

Net Earnings
Basic EPS	$(0.13)	$-	$(0.13)
Diluted EPS	(0.13)	-	(0.13)

Cash Flows
Operating Activities	$(3,663,334)	$-	$(3,663,334)
Financing Activities	14,728,849	-	14,728,849

The following table summarizes common stock options outstanding and the related exercise prices under the Company's 2006 Equity Incentive Plan.

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 1.00	1,070,000	9.62	$1.00	-	$1.00

Transactions during 2006 involving stock options issued to employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2005	-	$-
Granted	1,070,000	1.00
Exercised	-	-
Cancelled or expired	-	-
Outstanding at September 30, 2006	1,070,000	$1.00

Based on the Company's closing stock price of $2.30 at September 30, 2006, stock options currently outstanding had an aggregate intrinsic value of $1,391,000, and there were no in-the-money options exercisable. As of September 30, 2006, such options had a weighted-average remaining contractual life of 9.62 years and weighted-average exercise price of $1.00 per share.

The weighted-average fair value of stock options granted to employees during the nine months ended September 30, 2006 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model were as follows:

Significant assumptions (weighted-average):
Risk-free interest rate at grant date	5.06%
Expected stock price volatility	59%
Expected dividend payout	0.00
Expected option life-years (a)	6.00

(a)	The expected option/warrant life is based on vested dates.

Derivative Instruments

The Company accounts for freestanding derivative financial instruments potentially settled in its own common stock under Emerging Issues Task Force ("EITF") Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. Pursuant to EITF Issue No. 00-19, the Company is required to recognize the initial fair value of the applicable contracts (consisting primarily of non-employee stock warrants and options to purchase common stock) as an asset or liability, and subsequently measure the change in the fair value (based on a Black-Scholes computation), with gains and losses included in a statement of operations.

Fair Value of Financial Instruments

The carrying amounts of the Company's cash, trade payables, accrued expenses, and notes payable approximate their estimated fair value due to the short-term nature of those financial instruments. In June 2006, the Company issued a warrant to purchase 450,000 shares of common stock at an exercise price of $0.01 per share. This warrant was issued in lieu of cash as payment for professional services rendered to the Company. The warrant was valued at the fair value of the professional services received as determined by usual and customary fees associated with such services in transactions between unrelated parties.

Recent Accounting Pronouncements

SFAS 158. In September 2006, the Financial Account Standards Board (the “FASB”) issued its Statement of Financial Accounting Standards 158 “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans”. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The effective date for an employer with publicly traded equity securities is as of the end of the fiscal year ending after December 15, 2006. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

SFAS 157. In September 2006, the FASB issued its Statement of Financial Accounting Standards 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. FAS 157 effective date is for fiscal years beginning after November 15, 2007. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

FIN 48. In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company does not expect the adoption of this Interpretation to have a material impact on its consolidated financial position, results of operations or cash flows.

Reclassifications

Certain reclassifications have been made to conform to prior periods' data to the current presentation. These reclassifications had no effect on reported losses.

NOTE 3 - RECEIVABLES AND PREPAID ITEMS

At September 30, 2006 and December 31, 2005 trade accounts receivable and prepaid items consisted of the following:

	September 30, 2006	December 31, 2005

Accounts and unbilled receivables	$110,907	$-
Allowance for doubtful accounts	-	-

Accounts receivable, net	$110,907	$-

	September 30, 2006	December 31, 2005

Prepaid Insurance	$67,475	$-
Prepaid Expenses	276,070	-
Short-Term Deposits	300,727	200,000
Total Prepaids	$644,272	$200,000

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

At September 30, 2006 and December 31, 2005 property, plant and equipment consisted of the following:
	September 30, 2006	December 31, 2005

Land	$375,000	$-
Automobile	20,427	-
Office equipment	7,381	-
Machinery, equipment & other	3,134,825	-
	3,537,633	-
Accumulated depreciation	(464,288)	-
Total	$3,073,345	$-

Depreciation for the quarter and nine months ended September 30, 2006 were $158,244 and $464,288 respectively.

NOTE 5 - LONG-TERM DEBT

On January 31, 2006, MMC North America entered into a Loan and Security Agreement (the “Loan Agreement”) with TD Banknorth (the “Bank”), for a $3.5 million senior debt facility, including a $3.0 million term loan (the “Term Loan”) and a $500,000 revolving loan (the “Revolver”, together with the Term Loan, the “Loans”). The Term Loan provides for interest payments only for the first six months, and 81 equal principal payments in the amount of $37,038 thereafter, with a final maturity date of May 3, 2013. The Term Loan bears interest at a fixed rate equal to 7.58%. Approximately $2.1 million of the Term Loan proceeds were funded into an escrow account under control of the Bank and restricted in use to valid repair and re-commissioning costs in accordance with a re-commissioning plan agreed to between MMC North America and the Bank. The remaining proceeds, net of related transaction costs, were used for general working capital purposes. As of September 30, 2006, all escrowed funds for repair and re-commissioning had been expended for the intended use.

Advances against the Revolver are payable on demand and bear interest at the Prime Rate plus 1.00%. Beginning in 2007, amounts outstanding under the Revolver must be repaid in full and a zero balance maintained for at least 30 consecutive days at any time during the year. MMC North America has not made any borrowings under the Revolver.

The Loan Agreement places certain restrictions on MMC North America's ability to make distributions to the Company and on transactions with affiliates. The Loan Agreement further subjects MMC North America to certain financial and other covenants, including maintaining a minimum Net Worth and minimum Debt Service Coverage ratio, as such terms are defined in the Loan Agreement. The Loans are collateralized by substantially all assets of MMC North America and are personally guaranteed, jointly and severally, by the three principal officers of the Company. Any losses sustained by any officer under such guaranty shall be indemnified by the Company.

NOTE 6 - COMMITMENTS AND CONTINGENT LIABILITIES

MMC North America has arranged for the issuance by the Bank of an irrevocable letter of credit in the amount of $175,000 (the “Letter of Credit”) to a counterparty under an energy services agreement entered into in May 2006 (the “ESA”). The counterparty may draw upon the Letter of Credit to recover liquidated damages suffered by the counterparty in connection with any energy sales it may make on behalf of MMC North America in the event MMC North America fails to meet its obligations, or for any other unsatisfied obligations under the ESA. The Letter of Credit expires on February 28, 2007. Availability under the Revolver is reduced from $500,000 to $325,000 while the Letter of Credit remains outstanding.

The Company's primary office space is leased for a one year term expiring February 28, 2007. Aggregate remaining payments under the lease as of September 30, 2006 are approximately $16,000.

Neither the Company nor any subsidiary has any involvement in any legal proceeding as of the report date.

NOTE 7 - EQUITY COMPENSATION

Under the Company's 2006 Equity Incentive Plan (the “Plan”), 2,000,000 shares of common stock are reserved for issuance as incentive awards to executive officers, key employees and directors and outside consultants. On September 19, 2006, the stockholders of the Company approved an amendment to the Plan that increased the shares reserved for issuance under the Plan to 5,000,000. As of September 30, 2006, 1,070,000 shares had been granted to employees in the form of stock option grants, with an exercise price of $1.00 per share, the market value of the Company's common stock at the time of issue. Additionally, in September 2006 the Company awarded 62,788 shares of restricted stock to its five independent directors as compensation for services.

NOTE 8 - STOCKHOLDERS' EQUITY

 On the closing of the Merger described in Note 10 below (the “Merger”), MMC North America's outstanding equity interests were surrendered by the holders thereof for 23,875,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”). The existing stockholders of Pubco (as defined in Note 10 below) retained the 11,750,000 shares of Common Stock outstanding prior to the Merger and concurrently with the Merger, the Company issued 10,000,968 additional shares of Common Stock in a private placement for total proceeds of $10,000,966. On May 26, 2006, the Company issued an additional 2,000,000 shares of Common Stock under the same terms as the first private placement for additional proceeds of $2,000,000. The Company realized total proceeds of $11,637,897 net of direct financing costs of $813,069, of which $450,000 was settled in the form of a warrant to purchase 450,000 shares of Common Stock at an exercise price of $0.01 per share. This warrant expires on May 15, 2011. During the quarter ended September 30, 2006, the Company issued 62,788 shares of restricted stock to its five independent directors as compensation. These share awards vest on May 15, 2007. As of the date of this report, the Company had 300,000,000 shares authorized under its Certificate of Incorporation and had issued and outstanding 47,688,756 shares of Common Stock. As of such date, the Company also had 10,000,000 shares of preferred stock authorized under its Certificate of Incorporation, none of which was issued or outstanding.

In connection with the issuance of the 12,000,968 shares of Common Stock in the private placements described above, the Company was obligated to file a registration statement with to permit the resale of the shares issued in the private placements with the Securities and Exchange Commission (the “SEC”) by September 12, 2006.  If the registration statement was not filed with the SEC by that date or if the SEC did not declare the registration statement effective within 120 days after filing, the Company is subject to liquidated damages payable to the holders of the shares issued in the private placements (the “Holders”) in cash equal to 1% per month of the purchase price of the shares issued, or $120,000 per month, until 12 months after the date of issue.  From that point forward, penalties are limited to only those shares that are not otherwise freely tradable under SEC Rule 144, which rule limits the volume of shares that may be resold by each Holder for a period from 12 to 24 months after date they were issued.

On October 17, 2006, a majority of Holders approved an extension of the filing requirement to December 31, 2006, and agreed to cap aggregate registration penalties at 12%. However, the aforementioned penalties accrued up to October 17, 2006 were not explicitly waived. Accordingly, the Company has reserved for such penalties for the period from September 13, 2006 through October 17, 2006, or 34 days, at the rate of 1% per month, amounting to $136,000 charged to non-operating financing costs. The maximum additional penalties to the Company, should it fail to file a registration statement by December 31, 2006, would be $753,000 in the aggregate, representing 7.4% of the net proceeds from the stock issue, inclusive of the penalties incurred to date.

NOTE 9 - RELATED PARTY TRANSACTIONS

The Company paid management fees of $260,000, inclusive of a $60,000 transaction fee, capitalized as a component of the acquisition costs of the Facilities, and $200,000 in quarterly management fees expensed as incurred, in the six months ended June 30, 2006 to MMC Energy Management, LLC (“MMC Management”), an affiliate controlled by the three executive officers of the Company. Effective July 1, 2006, the management services agreement between MMC North America and MMC Management was terminated, and replaced by a new management services agreement between MMC North America and the Company, such that there will be no future impact on the Company's consolidated earnings and cash flows from the management fee. As required by the Merger Agreement, no further business has been transacted between the Company and MMC Management subsequent to the Merger, and MMC Management was dissolved on November 6, 2006.

NOTE 10 - MERGER AND CORPORATE RESTRUCTURING

MMC Energy, Inc. was originally incorporated in Nevada under the name High Tide Ventures, Inc. (“Pubco”). On May 3, 2006, Pubco changed its name to MMC Energy, Inc. On May 15, 2006, MMC Energy Acquisition Corp., a wholly-owned subsidiary of Pubco (“Acquisition Sub”), merged (the “Merger”) with and into MMC Energy North America. As described in Note 1 above, prior to the Merger, MMC North America owned the Facilities and conducted the Company's current business and Pubco did not conduct meaningful operations. Pursuant to the Merger, Pubco thus acquired the business of MMC North America, including the Facilities, and the former members of MMC North America received shares of Pubco common stock. Simultaneously with the Merger, Pubco consummated a $12 million private placement of shares of common stock. This Merger is accounted for as a reverse takeover of Pubco by MMC North America. As a result of the Merger, there was a change in control of Pubco. In accordance with SFAS No. 141, Accounting for Business Combinations, MMC Energy North America was the acquiring entity for accounting purposes. While the transaction is accounted for using the purchase method of accounting, in substance transaction was a recapitalization of Pubco's capital structure.

The total purchase price and carrying value of net assets acquired was $11,750. The Company did not recognize goodwill or any intangible assets in connection with the transaction. From January 1, 2005 until the date of the transaction, Pubco was an inactive corporation with no significant assets and liabilities. Effective with the merger, all previously outstanding membership interests owned by MMC Energy North America's members were exchanged for an aggregate of 23,875,000 shares of the Company's common stock. The value of the stock that was issued to MMC North America's equity holders was the historical cost of the Company's net tangible assets, which did not differ materially from their fair value.

The total consideration paid was $11,750 and the significant components of the transaction are as follows:

Common stock retained	$11,750
Assets acquired	(---)
Liabilities assumed	---
Cash paid	---
Total consideration paid/organization cost	$11,750

In accordance with SOP 98-5, the Company expensed $11,750 as organization costs.

NOTE 11 - SUBSEQUENT EVENTS

On October 5, 2006, MMC Mid-Sun, LLC (“MMC Mid-Sun”), a wholly-owned subsidiary of the Company, entered into a binding purchase and sale agreement with Kellstrom Commercial Aerospace, Inc. (the “Seller”) for the purchase of an LM-2500 gas turbine at a price of $3.15 million. The acquisition closed on October 10, 2006. MMC Mid-Sun purchased the turbine for installation in the Mid-Sun power generation facility, which MMC Mid-Sun agreed to acquire on August 8, 2006. The Company expects to close the acquisition of the power generation facility in November 2006 and to install the new turbine in connection with re-commissioning the plant shortly thereafter.

On October 30, 2006, the Company exercised an option to extend the term of the land lease of its Chula Vista facility until November 1, 2012. The approximate annual rent payments are disclosed in the table below:

Year	Rent
2007	$104,000
2008	107,000
2009	110,000
2010	114,000
2011	117,000
2012	$121,000

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FEBRUARY 7, 2005 (Date of Inception) THROUGH DECEMBER 31, 2005

WITH AUDIT REPORT OF
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Managing member
MMC Energy North America, LLC
New York, NY

We have audited the accompanying consolidated balance sheet of MMC Energy North America, LLC (a development stage Company) as of December 31, 2005 and the related statement of operations, members’ equity, and cash flows for the period February 7, 2005 (date of inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the period February 7, 2005 (date of inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP Russell Bedford Stefanou Mirchandani LLP Certified Public Accountants
New York, New York
-March 24, 2006

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$3,009,010
Deposit for acquisition of power plants (Note 2)	200,000
Total Current Assets	3,209,010

Other Assets:
Deferred acquisition costs (Note 3)	379,624
Total Other Assets	379,624

Total Assets	$3,588,634

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Accounts payable	$381,554
Accrued expenses	12,000
Deposits for subscribed membership interests (Note 4)	3,008,333

Total Current Liabilities	3,401,887

Members' Equity:	186,747

Total Liabilities and Members' Equity	$3,588,634

See accompanying notes to financial statements

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FEBRUARY 7, 2005 (Date of Inception) THROUGH DECEMBER 31, 2005

Operating Expenses:
Selling, General and Administrative	$20,856
Total Operating Expenses	20,856

Loss from Operations	(20,856)

Other Income (Expense)	(2,369)
Income (Taxes) Benefit	-

Net Loss	$(23,225)

See accompanying notes to financial statements

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY
FOR THE PERIOD FEBRUARY 7, 2005 (Date of Inception) THROUGH DECEMBER 31, 2005

	Membership Interests- units	Membership Interests	Deficit Accumulated During Development Stage	Total Members’ Equity
Balance at February 7, 2005	$-	$-	$-	$-
Contributions from Members	210,000	210,000	-	210,000
Withdrawal / adjustments	-	(28)	-	(28)
Net Loss	-	-	(23,225)	(23,225)
Balance at December 31, 2005	$210,000	$209,972	$(23,225)	$186,747

See accompanying notes to financial statements

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FEBRUARY 7, 2005 (Date of Inception) THROUGH DECEMBER 31, 2005

Cash Flows from Operating Activities:
Net loss from operations	$(23,225)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in accounts payable and accrued expenses	14,369
Net Cash Used in Operating Activities	(8,856)

Cash Flows From Investing Activities:
Deposit paid on acquisition	(200,000)
Deferred acquisition costs paid	(439)
Net Cash Used in Investing Activities	(200,439)

Cash Flows From Financing Activities:
Proceeds from sale of membership interests	210,000
Member withdrawal	(28)
Deposits received for subscribed membership interests	3,008,333
Net Cash Provided by Financing Activities	3,218,305

Net Increase in Cash and Cash Equivalents	3,009,010

Cash and Cash Equivalents at the beginning of period	$-

Cash and Cash Equivalents at the end of period	$3,009,010

Supplemental Information:
Cash paid during the period for Interest	$-
Cash paid during the period for Taxes	$-

Supplemental Disclosure - Non-cash Investing Activities
Deferred financing costs attributable to the acquisition	$379,185

See accompanying notes to financial statements

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

MMC Energy North America, LLC (the “Company”) was formed under the laws of the state of Delaware by Karl Miller as Managing Member on February 7, 2005 for the purpose of acquiring power generating assets in the U.S. The liabilities of the Company’s members are limited.

The Company is in the development stage, as defined by Statement of Financial Accounting Standards No. 7 (“SFAS No. 7”) and its efforts have been principally devoted for the purpose of acquiring power generating assets. The Company remained inactive until a first acquisition opportunity was identified. On October 27, 2005, the Company agreed to acquire substantially all of the assets of Dispersed Generating Company, LLC (the “Seller”), consisting primarily of two power generating facilities (the “Facilities”) located in the San Diego, California area, (the “Acquisition”). In connection therewith, the Company paid a deposit of $200,000 to Seller refundable only under certain conditions. Additionally, the Company formed two subsidiaries, MMC Chula Vista, LLC and MMC Escondido, LLC to hold each of the two power plants to be acquired, respectively. All significant inter-company transactions and balances have been eliminated in consolidation. Concurrent with the execution of the asset purchase agreement, the predecessor of MMC Energy Partners, LLC (the “Managing Member”) was formed as a general partnership and capitalized by Karl Miller and two additional partners, to serve as the Managing Member of and to capitalize the Company. In order to finance the remainder of the purchase price, the Company offered for sale membership interests (the “Interests”). The Acquisition closed subsequent to the date of the financial statements on January 9, 2006.

To date, the Company has generated no sales revenues, has incurred expenses primarily related to the acquisition and financing activities and has sustained a loss. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from February 7, 2005 (date of inception) through December 31, 2005, the Company has accumulated deficit of $23,225.

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

Revenue Recognition

For revenue from products and services, the Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered/services rendered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or services have not been rendered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or services have been rendered or no refund will be required.

On December 17, 2003, the SEC staff released Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition.  The staff updated and revised the existing revenue recognition in Topic 13, Revenue Recognition, to make its interpretive guidance consistent with current accounting guidance, principally EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”  Also, SAB 104 incorporates portions of the Revenue Recognition in Financial Statements - Frequently Asked Questions and Answers document that the SEC staff considered relevant and rescinds the remainder. The Company’s revenue recognition policies are consistent with this guidance; therefore, this guidance will not have an immediate impact on the Company’s financial statements.

The Company records revenues in connection with delivering electric power and “ancillary services”, generally being on call to provide power on 10 minute notice, to the California Independent System Operator (“CAISO”), or such other third parties as it may contract with directly from time to time. The Company did not recognize revenues during the period ended December 31, 2005.

Income Taxes

The Company is a “pass-thru” entity and taxed as a partnership for federal tax purposes. Therefore, no provision has been made for corporate federal income taxes and the Company’s Members have consented to include the income or loss in their individual tax income or other taxes. The Company may be, however, liable for state income or other taxes. The Company provides for income taxes based on pre-tax earnings reported in the financial statements. Certain items such as depreciation are recognized for tax purposes in periods other than the period they are reported in the Company’s financial statements.

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

Income Taxes (continued)

The Company has adopted Financial Accounting Standard No. 109 (SFAS 109) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes for New York City are insignificant.

Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should any impairment in value be indicated, the carrying value of intangible assets will be adjusted based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

Geographical Concentration Risk

The Company’s Facilities are located in greater San Diego, California, and generally provide power only in that state. Accordingly, the Company’s operations are highly regulated by the local San Diego Air Permit Control Board, the California Independent System Operator (“CAISO”) and other related state and local agencies, as well as the Federal Energy Regulation Commission (“FERC”). Such organizations establish certain rules and limitations on operations and require that the Company maintain in good standing several required licenses and permits, such as limits on air emissions. These organizations may from time to time change the rules under which the Company operates and derives its revenues. The Company’s licenses and permits were, generally, transferred with the Facilities from the Seller, and the Company believes it has all such required licenses and permits to conduct its operations.

Advertising

The Company follows the policy of charging the costs of advertising to expenses incurred. The Company incurred no advertising costs for the period ended December 31, 2005.

Stock Based Compensation

In December 2003, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the period ended December 31, 2005 and will adopt the interim disclosure provisions for its financial reports for the subsequent periods. The Company does not have stock based awards of compensation to employees granted or outstanding during the period ended December 31, 2005.

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

Stock Based Compensation (continued)

On December 16, 2004, the FASB published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. On April 14, 2005, the SEC amended the effective date of the provisions of this statement. Accordingly, the Company will implement the revised standard in the forth quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company's results of operations in the first quarter of fiscal year 2006 and thereafter.

Comprehensive Income

Statement of Financial Accounting Standards No. 130 (“SFAS 130”), “Reporting Comprehensive Income,” establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items of comprehensive income in the period presented.

Segment Information

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company currently has only one operating segment.

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly actual results could differ from those estimates.

Liquidity
As shown in the accompanying financial statements, the Company incurred a net loss of $(23,225) during the period February 7, 2005 (date of inception) through December 31, 2005. The Company’s current liabilities exceeded its current assets by $192,877 as of December 31, 2005.

Research and Development

Company-sponsored research and development costs related to both present and future products will be expended in the period incurred.

New Accounting Pronouncements

SFAS 151. In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs-- an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

SFAS 152. In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions--an amendment of FASB Statements No. 66 and 67" ("SFAS 152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

New Accounting Pronouncements (continued)

for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005 with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

SFAS 123R. On December 16, 2004, the FASB published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. On April 14, 2005, the SEC amended the effective date of the provisions of this statement. Accordingly, the Company will implement the revised standard in the forth quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company's results of operations in the first quarter of fiscal year 2006 and thereafter.

SFAS 153. On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (" SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under SFAS 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

FIN 47. In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. The Company is required to adopt the provisions of FIN 47 no later than the end of its fiscal 2006. The Company does not expect the adoption of this Interpretation to have a material impact on its consolidated financial position, results of operations or cash flows.

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

New Accounting Pronouncements (continued)

SFAS 154. In May 2005 the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company does not expect the adoption of this SFAS to have a material impact on its consolidated financial position, results of operations or cash flows.

On February 16, 2006 the FASB issued SFAS 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

NOTE 2 - DEPOSIT

In connection with the Asset Sale Agreement dated October 27, 2005 between the Company and the Seller (the “ASA”), the Company was required to pay a deposit of $200,000, refundable only under certain conditions outside of the Company’s control. The ASA was subject to certain conditions to close, including regulatory approval from the U.S. Federal Energy Regulatory Commission (“FERC”), and third party engineering inspections conducted by the Company. The Company has recorded the deposit as an asset as of December 31, 2005. The Company consummated the acquisition of the assets subsequent to the date of the financial statements on January 9, 2006 and the deposit was applied towards the purchase price.

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 3 - DEFERRED ACQUISITION CHARGES

Deferred Acquisition Charges at December 31, 2005 of $379,624 consist primarily of legal fees and engineering fees to physically inspect the equipment to be acquired, which were incurred prior to December 31, 2005, but settled at or subsequent to closing the Acquisition in 2006.

NOTE 4 - DEPOSITS FOR SUBSCRIBED MEMBERSHIP INTERESTS

As of December 31, 2005, the Company had received subscriptions for the purchase of Interests totaling $3,208,333, inclusive of $200,000 invested by the Managing Member, which were funded in cash prior to December 31, 2005. The terms of the subscription agreements provided that such subscriptions would not be accepted and Interests would not be issued until such time as specified by the Managing Member and cash deposits would be returned should the Acquisition not close for any reason. Accordingly, the deposits were recorded as a liability as of December 31, 2005.

NOTE 5 - MEMBERS’ EQUITY

The Company is organized as a limited liability company, whereby membership interests are issued to its Members in proportion to their capital contributed, subject to acceptance by the Managing Member. As of December 31, 2005, the Managing Member’s predecessor was the sole Member.

NOTE 6 - TRANSACTIONS WITH AFFILIATES

Prior to the commencement of material business operations in October 2005, the Company was owned by sole Member, Karl Miller. During that period, Mr. Miller funded the Company and used the proceeds for expenses unrelated to the current business of the Company, with any residual cash refunded to him prior to re-capitalizing the Company on October 27, 2005. Aggregate disbursements for such transactions totaled approximately $16,000 and were offset in full by reimbursements from Mr. Miller and other sources, and therefore had no net effect on the results of operation or financial position of the Company for the period ended December 31, 2005.

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 7 - SUBSEQUENT EVENTS

Reorganization

In anticipation of the closing of the Acquisition, on January 3, 2006, the $3,208,133 of subscriptions for Interests (including the Managing Member’s Interests) were formally accepted by the Company and corresponding Interests issued in connection with a revised Limited Liability Company Operating Agreement (the “LLC Agreement”) entered into by all of the Members. The Interests accrue a dividend at the rate of 8% per annum, payable in cash commencing in 2007, and subject to any restrictions imposed by the Company’s lenders. The Interests are redeemable by the Company at a 20% premium to their original issue price prior to January 9, 2007. The Interests are redeemable by the holder after January 9, 2008, subject to any restrictions imposed by the Company’s lenders.

An additional $175,000 of Interests were sold subsequently, for a total of $3,383,333.

On January 3, 2006, the Managing Member was formally converted from a general partnership into a limited liability company formed under the laws of the state of Delaware. Also on January 3, 2006, the three members of the Managing Member formed MMC Energy Management, LLC (the “Manager”) to provide executive management services to the Company on a non-exclusive basis. In connection with the Acquisition, the Company and Manager entered into a management services agreement (the “MSA”), requiring payment of a management fee to the Manager of $100,000 per quarter payable in advance, as well as a one time transaction fee of $60,000 paid at closing of the Acquisition. The MSA further provides for the quarterly fee to increase to $150,000 in connection with an anticipated future expansion of the Chula Vista Facility.

Acquisition of Power Generating Facilities

On January 9, 2006, the Company acquired substantially all of the assets of the Seller, consisting primarily of two power generating facilities (the “Facilities”) located in the San Diego, California area, (the “Acquisition”). The Seller had not been operating the Facilities and therefore did not meet the definition of a business as described in Emerging Issues Task Force 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business.

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

Acquisition of Power Generating Facilities (continued)

In connection therewith, the Company purchased substantially all of the assets of the Seller, including primarily the Facilities, along with a spare turbine and land on which the Escondido Facility sits, for the aggregate purchase price of $2.625 million, exclusive of acquisition costs, paid in cash. The Facilities are fueled by natural gas and have a nameplate capacity of 44 megawatts (MW) each. The Facilities have been idle since October 2003, and the Company has determined that material repair and re-commissioning expenditures are required to bring the Facilities back into service and generating revenues. The Company believes that, together with the senior debt facility described below, it has adequate capital resources to complete the re-commissioning process and expects to do so by May 15, 2006.

The following table presents the purchase price allocation, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed, based on their fair values at the date of acquisition:

Equipment	$2,250,000
Real property	375,000
Acquisition costs	625,000
Total purchase price	$3,250,000

Due to its recent date of acquisition, the purchase price allocation is based upon preliminary data that is subject to adjustment and could change significantly pending the completion of an independent appraisal to accurately evaluate this allocation. The results of the acquisition will be included within the consolidated financial statements from its date of acquisition as of January 9, 2006.

Assumption of Real Property Lease

The Chula Vista Facility resides on leased land, and the land lease was assigned to the Company in connection with the Acquisition. The initial lease term expires November 1, 2007, but can be extended at the Company’s option for up to three successive five year periods. The minimum lease payments required under the lease are approximately $93,000 for 2006, and $87,000 for 2007.

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

Financing Facility

On January 31, 2006, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with TD Banknorth (the “Bank”), for a $3.5 million senior debt facility including a $3.0 million term loan (the “Term Loan”) and $500,000 revolving loan (the “Revolver”, together with the Term Loan, the “Loans”). The Term Loan provides for interest payments only for the first six months, and 84 equal principal payments in the amount of $37,038 thereafter, with a final maturity of May 3, 2013. The Term Loan bears interest at a variable rate equal to the Federal Home Loan Bank Rate plus 2.50%. $2.055 million of the Term Loan proceeds were funded into an escrow account under control of the Bank and restricted in use to valid repair and re-commissioning costs in accordance with a re-commissioning plan agreed to between the Company and the Bank, with any remaining cash released to the Company once the plants are operational. The remaining proceeds, net of related transaction costs, are intended to be used for general working capital purposes.

Advances against the Revolver are payable on demand and bear interest at the Prime Rate plus 1.00%. Beginning in 2007, amounts outstanding under the Revolver must be repaid in full and a zero balance maintained for at least 30 consecutive days at any time during the year. The Company has not made any borrowings under the Revolver.

The Loan Agreement places certain restrictions on the Company’s ability to make distributions to Members and on transactions with affiliates. The Loan Agreement further subjects the company to certain financial and other covenants, including maintaining a minimum Net Worth and minimum Debt Service Coverage ratio, and requiring that the Facilities be operational by no later than June 30, 2006. The Company is currently not in violation of any such covenants. The Loans are collateralized by substantially all assets of the Company and are personally guaranteed, jointly and severably, by the three principal officers and founding partners of the Company.

Application to Expand Service

On February 15, 2006, the Company filed an application with the CAISO for the expansion of the Chula Vista Facility by up to 60 MW. The expansion remains subject to CAISO approval in addition to the approval of the San Diego Gas & Electric, the local utility, and various environmental permits, as well as the Company’s ability to arrange adequate financing. The Company hopes to obtain the required permits, approvals and financing and to complete construction by summer 2007.

MMC ENERGY NORTH AMERICA, LLC
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

Merger Agreement and Recapitalization

On February 22, 2006, the Company entered into a binding term sheet agreement (the “Merger Agreement”) with Tompkins Capital Group (“TCG”) to merge into a publicly traded entity to be acquired and controlled by TCG (“Pubco”) in connection with TCG’s raising $6 million of additional equity capital for the combined company (the “Merger”). The Merger Agreement requires that, prior to closing, the Managing Member reorganize as a “C” Corporation, and the Members of the Company exchange their Membership interests for shares in the Managing Member, such that the Company, as well as the Manager, become wholly owned subsidiaries of the Managing Member, which will then merge with Pubco. In connection with the Merger, the shareholders of the Managing Member will receive 62.16% of the outstanding shares of Pubco in exchange for 100% of their shares in the Managing Member. The Merger is subject to the prior due diligence of both MMC and TCG. The Merger is to be completed within 30 days of the issuance of this report.

12,000,968 Shares of Common Stock

MMC Energy, Inc.

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

We have entered into indemnification agreements with each of our directors. The form of agreement provides that we will indemnify each of our directors against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our Certificate of Incorporation and our Bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding.

Our Certificate of Incorporation and Bylaws contain provisions relating to the limitation of liability and indemnification of directors. The Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

o for any breach of the director’s duty of loyalty to us or our stockholders;

o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

o in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

o for any transaction from which the director derives any improper personal benefit.

Our Certificate of Incorporation also provides that if Delaware law is amended after the approval by our stockholders of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of our Certificate of Incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our Certificate of Incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the Certificate of Incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that we are authorized to enter into indemnification agreements with our directors and officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock. We will pay all expenses of registration incurred in connection with the offering.

EXPENSE	AMOUNT

Securities and Exchange Commission Filing Fee		$1,394
Transfer Agent Expenses		*
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Blue Sky Fees and Expenses		*
Accounting Fees and Expenses		*
Miscellaneous Fees and Expenses		*
Total	$	*
__________________________
* To be completed by amendment.

Item 26. Recent Sales of Unregistered Securities.

On May 15, 2006, pursuant to a merger between MMC Energy North America LLC and MMC Energy, Inc., the members of MMC Energy North America LLC surrendered all of the outstanding membership interests of that entity and received 23,875,000 shares of our common stock and the then-current stockholders of MMC Energy, Inc. retained 11,750,000 shares of our common stock.

Contemporaneously with the above merger, we consummated an initial closing of a private placement of 10,000,000 shares of our common stock, resulting in gross proceeds of $10,000,966. On May 26, 2006, we consummated a second closing for this private placement, resulting in additional gross proceeds of $2,000,000 from the sale of 2,000,000 additional shares of our common stock. We realized total proceeds of $11,637,897 from this private placement, net of direct financing costs of $813,069, of which $450,000 was settled in the form of warrants to purchase 450,000 shares of our common stock at an exercise price of $0.01 per share. These warrants expire on May 15, 2011.

During the three months ended September 30, 2006, the Company issued an aggregate of 62,788 shares of restricted common stock in exchange for services.

We have reserved 5,000,000 shares of our common stock for issuance of stock options and other incentive awards pursuant to our 2006 Stock Incentive Plan.

The transactions discussed above are exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC. In the offerings, no general solicitation was made by us or any person acting on our behalf; the common stock was sold pursuant to transfer restrictions, and the certificates for the shares sold in the private placements contained an appropriate legend stating that the common stock was not registered under the Securities Act, and may not be offered or sold absent registration or an exemption therefore.

Item 27. Exhibits.

Incorporated by reference to the Exhibit Index attached hereto.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on December 27, 2006.

MMC Energy, Inc.

By:	/s/ Karl W. Miller
Name: Karl W. Miller
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below hereby appoints Karl W. Miller as his or her true and lawful attorney-in-fact to sign on his or her behalf and individually and in the capacity stated below and to file all amendments (including post-effective amendments) and make such changes and additions to this Registration Statement, and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 27th day of December, 2006.

Signature	Title	Date

/s/ Karl W. Miller Karl W. Miller	Chief Executive Officer and Chairman of the Board of Directors	December 27, 2006

/s/ Martin Quinn Martin Quinn	President, Chief Operating Officer and Director	December 27, 2006

/s/ Denis Gagnon Denis Gagnon	Chief Financial Officer, Principal Accounting Officer and Director	December 27, 2006

/s/ Richard Bryan Richard Bryan	Director	December 27, 2006

/s/ Frederick W. Buckman Frederick W. Buckman	Director	December 27, 2006

/s/ Michael Hamilton Michael Hamilton	Director	December 27, 2006

/s/ Peter Likins Peter Likins	Director	December 27, 2006

/s/ George Rountree III George Rountree III	Director	December 27, 2006

EXHIBIT INDEX

2.1
Agreement and Plan of Merger and Reorganization, dated as of May 15, 2006, between High Tide Ventures, Inc., a Nevada corporation, and MMC Energy North America, LLC, a Delaware limited liability company(1)

3.1	Certificate of Incorporation of MMC Energy, Inc., a Delaware corporation(2)
3.2	By-laws of MMC Energy, Inc., a Delaware corporation(3)
5.1	Legal opinion of DLA Piper US LLP*
10.1	Form of Subscription Agreement among the Company and the investors in its private placement consummated in May 2006(1)
10.2	Form of Registration Rights Agreement among the Company and the investors in its private placement consummated in May 2006(1)
10.3	Split Off Agreement, dated May 15, 2006, among High Tide Ventures, Inc., Brent Peters, Douglas Smith, MMC North America and Leaseco(1)
10.4	Employment Agreement, dated May 15, 2006, between the Company and Karl W. Miller(1)
10.5	Employment Agreement, dated May 15, 2006, between the Company and Martin Quinn(1)
10.6	Employment Agreement, dated May 15, 2006, between MMC Energy, Inc. and Denis Gagnon(1)
10.7	Form of Indemnity Agreement between the Company and the Company’s Directors and Officers(1)
10.8	2006 Stock Incentive Plan(1)
10.9	Scheduling and Asset Optimization Services Agreement, dated June 7, 2006, between the Company and PPM Energy, Inc.(4)**
10.10	Purchase and Sale Agreement between MMC Mid-Sun LLC and Kellstrom Commercial Aerospace, Inc.(3)
10.11	Lease for principal office executed between Constitution Realty, LLC & MMC Energy North America(3)
10.12	Assignment of lease obligation from MMC Energy North America, LLC to MMC Energy, Inc.(3)
21.1	Subsidiaries*
23.1	Consent of Russell Bedford Stefanou Mirchandani, LLP *
23.2	Consent of DLA Piper US LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)*

__________________________
* Filed herewith
**  Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's Application requesting Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(1)	Incorporated by reference to Current Report on Form 8-K filed May 15, 2006.
(2)	Incorporated by reference to the Definitive Proxy Statement on Schedule 14A filed August 22, 2006.
(3)	Incorporated by reference to the Quarterly Report on Form 10-QSB filed November 8, 2006.
(4)	Incorporated by reference to the Quarterly Report on Form 10-QSB filed August 15, 2006.